UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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BEARINGPOINT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1676 INTERNATIONAL DRIVE
MCLEAN, VIRGINIA 22102

November 10, 2008

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend BearingPoint’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Friday, December 5, 2008, at 10:00 a.m. EST, at The Sheraton Premier at Tysons Corner located at 8661 Leesburg Pike, Vienna, Virginia 22182.

At the Annual Meeting, stockholders will be asked to vote on a number of matters, including: the election of our Class II directors, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008 and the approval of an amendment to our Amended and Restated Certificate of Incorporation that would permit the Company’s Board of Directors to effect, at their discretion, a reverse stock split of our common stock.

Included with this proxy statement is a copy of BearingPoint’s Annual Report on Form 10-K for fiscal year 2007. I encourage you to read this report as it contains important information on our services and operations, as well as our audited financial statements.

We encourage you to submit a proxy to ensure that your shares are represented at the meeting, whether or not you plan to attend the Annual Meeting in person. You can submit your proxy by mail (please complete, sign, date and return the enclosed proxy cared in the return envelope) or you can vote by Internet or telephone (following the instructions in the accompanying proxy statement or proxy card).

We look forward to seeing you at the Annual Meeting.

Sincerely yours,

F. EDWIN HARBACH
Chief Executive Officer

1676 INTERNATIONAL DRIVE
MCLEAN, VIRGINIA 22102

NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
Date and Time:	Friday, December 5, 2008, 10:00 a.m. EST
Place:	The Sheraton Premier at Tysons Corner 8661 Leesburg Pike Vienna, Virginia 22182
Items of Business:	(1) Elect three directors to hold office until the 2011 annual meeting of stockholders and until their respective successors have been duly elected and qualified;
(2) Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for our 2008 fiscal year;

(3) Approve an amendment to our Amended and Restated Certificate of Incorporation that would permit the Company’s Board of Directors to effect, at their discretion, a reverse stock split of our common stock at a ratio within the range from one-for-ten and one-for-fifty at any time prior to January 16, 2009; and

(4) Conduct such other business as may properly be brought before the meeting.
Record Date:	Stockholders of record as of the close of business on October 23, 2008 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting.
Voting:	Your vote is very important. We encourage you to read the proxy statement and vote your shares. Whether or not you plan to attend the meeting, please submit a proxy so that your shares can be represented at the meeting. You can submit your proxy by mail (please complete, sign, date and return the accompanying proxy card in the enclosed return envelope) or you can vote by Internet or by telephone (following the instructions included in this proxy statement and on the proxy card).

By Order of the Board of Directors

LAURENT C. LUTZ
Chief Legal Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 5, 2008:

This Proxy Statement and the accompanying Annual Report are available at www.bearingpoint.com/proxy

November 10, 2008

BearingPoint, Inc.

1676 International Drive
McLean, Virginia 22102

PROXY STATEMENT

2008 Annual Meeting of Stockholders

This proxy statement is furnished in connection with the solicitation of proxies by BearingPoint, Inc. (the “Company,” “we” or “us”) on behalf of its Board of Directors. The proxies are to be voted at the 2008 Annual Meeting of Stockholders to be held on December 5, 2008, and at any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement and accompanying proxy card (“Proxy Statement”) are being mailed to stockholders on or about November 10, 2008.

If you are a stockholder of record, you can have your shares voted at the Annual Meeting by submitting your voting instructions by Internet or by telephone, or by completing, signing, dating and returning the enclosed proxy card in the enclosed return envelope. Whether or not you submit your voting instructions or your proxy, you will have the right to attend the Annual Meeting and to vote your shares at the meeting, if you wish. You may change your proxy or voting instructions, or revoke your proxy or voting instructions, at any time before your proxy is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of your revocation. If you plan to attend the Annual Meeting, and your shares are held in a name other than your own (for example, if your shares are held by a broker in “street name”), then you must take certain steps, described in this Proxy Statement, to be admitted to the Annual Meeting. For additional information regarding the Annual Meeting, see “Additional Information” in this Proxy Statement.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors of the Company (the “Board”) currently consists of nine directors. Under our certificate of incorporation, the Board is divided into three classes, with each class being as nearly equal in number as possible. Generally, the directors of each class serve for a term of three years and until their respective successors have been duly elected and qualified, and the terms for the three classes are staggered so that the term of only one class expires each year.

At the Annual Meeting, we are proposing the election of three Class II directors to hold office until the annual meeting of stockholders to be held in 2011 and until their respective successors have been duly elected and qualified. Our Class II director nominees are Wolfgang H. Kemna, Albert L. Lord and J. Terry Strange.

Each of the director nominees has consented to be named in this Proxy Statement and to serve if elected. If any director nominee is unable to serve for any reason or if a vacancy otherwise exists on the Board, the persons you authorize to vote your shares (i.e., the holders of your proxy) will have the right to vote your shares, in their discretion, for any other person or persons as the Board may nominate.

THE BOARD RECOMMENDS THAT YOU VOTE
FOR THE ELECTION OF EACH NOMINEE TO THE BOARD OF DIRECTORS.

BOARD OF DIRECTORS; CORPORATE GOVERNANCE; AND OTHER MATTERS

Board of Directors

Set forth below is certain information regarding each of our directors and director nominees, as of October 1, 2008:

Nominees for Class II Directors with Terms Expiring in 2011

Wolfgang H. Kemna, age 50, has been a member of the Board since April 2001. Mr. Kemna is Chief Executive Officer of Living-e AG, a German-based software provider of publishing and productivity software and has served in such capacity since July 2007. From 2004 to 2007, Mr. Kemna was a managing director of Steeb Anwendungssysteme GmbH, a wholly owned subsidiary of SAP AG (“SAP”). Mr. Kemna was Executive Vice President of Global Initiatives of SAP from 2002 to 2004 and a member of SAP’s extended executive board from 2000 to 2004.

Albert L. Lord, age 63, has been a member of the Board since February 2003. Mr. Lord is Chief Executive Officer of SLM Corporation, commonly known as “Sallie Mae,” since December 2007 and Vice Chairman of the Board of Sallie Mae since January 2008. Mr. Lord was Vice Chairman and Chief Executive Officer of Sallie Mae from 1997 to 2005, and Chairman from 2005 to January 2008.

J. Terry Strange, age 64, has been a member of the Board since April 2003. Mr. Strange retired from KPMG where he served as Vice Chair and Managing Partner of the U.S. Audit Practice from 1996 to 2002. During this period, Mr. Strange also served as the Global Managing Partner of the Audit Practice of KPMG International and was a member of its International Executive Committee. Mr. Strange is a director of Group 1 Automotive, Inc., a holding company operating in the automotive retailing industry, New Jersey Resources Corp., an energy services holding company, Newfield Exploration Company, an independent crude oil and natural gas exploration and production company, and SLM Corporation, commonly known as “Sallie Mae.”

Class III Directors Whose Terms Expire in 2009

F. Edwin Harbach, age 54, has been Chief Executive Officer and a member of the Board since December 2007. Mr. Harbach also served as the Company’s President and Chief Operating Officer from January 2007 to December 2007. From 1976 until his retirement in 2004, Mr. Harbach held various positions with and served in leadership roles at Accenture Ltd, a global management consulting, technology services and outsourcing company, including chief information officer, Managing Partner of Japan and Managing Director of Quality and Client Satisfaction.

Roderick C. McGeary, age 58, has been a member of the Board since August 1999 and Chairman of the Board since November 2004. From March 2005 until December 2007, Mr. McGeary served the Company in a full-time capacity, focusing on clients, employees and business partners. From 2004 until 2005, Mr. McGeary served as our Chief Executive Officer. From 2000 to 2002, Mr. McGeary was the Chief Executive Officer of Brience, Inc., a wireless and broadband company. Mr. McGeary is a director of Cisco Systems, Inc., a worldwide leader in networking for the Internet, and Dionex Corporation, a manufacturer and marketer of chromatography systems for chemical analysis.

Jill S. Kanin-Lovers, age 56, has been a member of the Board since May 2007. Ms. Kanin-Lovers served as Senior Vice President of Human Resources & Workplace Management at Avon Products, Inc. from 1998 to 2004. Ms. Kanin-Lovers is a member of the board of directors of Dot Foods, Inc., one of the nation’s largest food redistributors, Heidrick & Struggles, a leading global search firm, and First Advantage Corporation, a leading provider of risk mitigation and business solutions.

Class I Directors Whose Terms Expire in 2010

Douglas C. Allred, age 58, has been a member of the Board since January 2000. Mr. Allred is a private investor. Mr. Allred retired from his position as Senior Vice President, Office of the President, of Cisco Systems, Inc. in 2003. Mr. Allred was Senior Vice President, Customer Advocacy, Worldwide Consulting and Technical Services, Customer Services, and Cisco Information Technology of Cisco Systems, Inc. from 1991 to 2002.

Betsy J. Bernard, age 53, has been a member of the Board since March 2004. Ms. Bernard is a private investor. Ms. Bernard was President of AT&T Corporation from 2002 to 2003. From 2001 to 2002, Ms. Bernard was President and Chief Executive Officer of AT&T Consumer. Ms. Bernard is a director of The Principal Financial Group, a global financial institution, and Telular Corporation, a provider of fixed cellular solutions and wireless security systems and monitoring solutions.

Eddie R. Munson, age 58, has been Chief Financial Officer on an interim basis since June 2008 and a member of the Board since October 2007. He is a retired partner with KPMG and has more than 30 years of auditing experience focusing on the financial services, government and automotive industries. From 1996 to 2004, Mr. Munson was a member of KPMG’s board of directors, where he was a member of the pension committee and chair of the committees responsible for partner rights and board nominations. Most recently, Mr. Munson was the national partner in charge of KPMG’s University Relations and Campus Recruiting programs. Mr. Munson is also a director of United American Healthcare Corporation.

On August 5, 2008, our Board redesignated Mr. Munson as a Class I director with a term expiring in 2010 so that all classes of directors will have an equal number of members. Mr. Munson was initially appointed as a Class II director on October 17, 2007. Prior to the redesignation of Mr. Munson as a Class I director, our Board was composed of two Class I directors, upon the resignation of Spencer Fleischer from the Board on July 15, 2008, four Class II directors and three Class III directors. Our certificate of incorporation allows the Company to apportion increases or decreases equally among the classes of directors to maintain the number of directors in each class as nearly equal as possible. Pursuant to the authority in our certificate of incorporation, the Board redesignated Mr. Munson as a Class I director so that all classes of directors will have an equal number of members.

No family relationships exist between any of the directors or between any director and any executive officer of the Company.

Meetings of the Board of Directors and Attendance; Annual Stockholder Meeting

During 2007, the Board held 17 meetings. For 2007, each director of the Company attended 75% or more of the aggregate of all Board meetings and meetings of Board committees of which he or she was a member held during the period he or she served, other than Mr. Lord, who attended 74.5% of all such meetings. In addition, all of our directors who were directors at the time of our 2007 annual meeting of stockholders attended the stockholder meeting.

Director Independence

The Board has reviewed each director’s independence. As a result of this review, the Board affirmatively determined that each of Messrs. Allred, Kemna, Lord and Strange, and Mses. Bernard and Kanin-Lovers has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Furthermore, each of these directors is independent of the Company and its management under the listing standards of the NYSE currently in effect and, with respect to members of the Audit Committee, the applicable regulations of the Securities and Exchange Commission (the “SEC”). Messrs. Harbach and Munson are employees of the Company. However, prior to his appointment as our interim Chief Financial Officer in June 2008, the Board had also affirmatively determined that Mr. Munson had no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and was independent of the Company and its management under the listing standards of the NYSE currently in effect and the applicable regulations of the SEC.

Executive Sessions of Non-Management Directors

Our non-management directors meet in executive sessions at least four times each year, generally during each regularly scheduled Board meeting. If any of the non-management directors are not “independent,” as required by the NYSE listing standards, then at least one annual meeting of only independent directors is held. The Board has designated Douglas C. Allred as Presiding Director for all meetings of the executive sessions of the non-management directors.

Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee is currently composed of Messrs. Strange (Chair), Kemna and Lord. Mr. Munson also served as a member of the Audit Committee from October 2007 until June 2008, when he was appointed as our interim Chief Financial Officer. The Board has affirmatively determined that each member of the Audit Committee has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company) and is independent of the Company and its management under the listing standards of the NYSE and the applicable regulations of the SEC. The Board has determined that Mr. Strange is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Mr. Strange serves on the audit committee of four other publicly registered companies. The Board has determined that such simultaneous service does not impair Mr. Strange’s ability to serve on our Audit Committee. The Audit Committee held 14 meetings during 2007.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to financial reports and other financial information. In this regard, the Audit Committee, among other purposes and responsibilities required by applicable law and the NYSE listing standards:

•	serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems;

•	serves as the sole authority to which the independent registered public accountant (the “Independent Registered Public Accountant”) is accountable, and has the sole authority and responsibility to appoint, compensate and retain the Independent Registered Public Accountant;

•	serves as the ultimate authority to which the internal auditing function (“Internal Audit”) is accountable;

•	monitors the qualification, independence and performance of the Independent Registered Public Accountant and Internal Audit, including reviewing their audit efforts;

•	provides an open avenue of communication among the Independent Registered Public Accountant, financial and senior management, Internal Audit and the Board;

•	assists in the Board’s oversight of the Company’s compliance with legal and regulatory requirements; and

•	prepares a report for inclusion in the Company’s annual proxy statement.

Compensation Committee

The Compensation Committee is currently composed of Mses. Kanin-Lovers (Chair) and Bernard and Mr. Allred, each of whom is independent as required by the NYSE listing standards. During 2007, the committee members initially were Mr. Allred (Chair), Ms. Bernard and Mr. Strange. Ms.  Kanin-Lovers was appointed to the Compensation Committee on May 10, 2007 and on June 18, 2007, Mr. Strange stepped down from the committee. On November 5, 2007, the Board re-aligned its committees, and on that date, Mr. Munson was appointed to the Compensation Committee and Ms. Kanin-Lovers replaced Mr. Allred as Chair of the committee. Mr. Munson stepped down as a member of the Compensation Committee on June 4, 2008, when he was appointed as our interim Chief Financial Officer. The Compensation Committee held 16 meetings during 2007.

The Compensation Committee assists the Board in the development and implementation of the Company’s compensation policies for its executive officers and the Company’s incentive compensation and other stock-based plans and reviews such other matters as may be delegated to the Compensation Committee by the Board from time to time. In that regard, the Compensation Committee, among other responsibilities required by applicable law and the NYSE listing standards:

•	approves the compensation structure for the Company’s executive officers;

•	approves the annual compensation for the Company’s executive officers;

•	reviews and approves the evaluation process for the Company’s directors and executive officers;

•	evaluates the chief executive officer’s performance in light of the established goals and objectives;

•	sets the chief executive officer’s annual compensation;

•	recommends to the Board the annual compensation for the Company’s directors;

•	reviews the Company’s incentive compensation and other stock-based plans and recommends changes in such plans to the Board; and

•	prepares an annual executive compensation report and compensation discussion and analysis for inclusion in the Company’s proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of Ms. Bernard (Chair), Ms. Kanin-Lovers, Mr. Allred and Dr. Kemna, each of whom is independent as required by the NYSE listing standards. During 2007, the committee members initially were Mr. Lord (Chair) and Ms. Bernard. On November 5, 2007, the Board re-aligned its committees, and on that date, Ms. Kanin-Lovers was appointed to the Nominating and Corporate Governance Committee and Ms. Bernard replaced Mr. Lord as Chair of the committee. The Nominating and Corporate Governance Committee did not meet separately during 2007, but did perform its functions in connection with and during meetings of the full Board, including recommending the directors nominated for election at the 2007 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee provides assistance to the Board in identifying, screening and recommending qualified candidates to serve as directors of the Company and in recommending to the Board the director nominees for the next annual meeting of stockholders. The Nominating and Corporate Governance Committee considers all nominees recommended by stockholders. For information on recommending a director nominee or submitting a notice of a nomination of a director at the next annual meeting of stockholders, see below under “Stockholder Proposals for 2009 Annual Meeting—Stockholders Submitting Director Recommendations and Nominations.” In addition, the Nominating and Corporate Governance Committee also develops and recommends to the Board the Company’s Corporate Governance Guidelines and oversees the annual evaluation of the Board and management of the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of Mses. Kanin-Lovers (Chair) and Bernard and Mr. Allred. During 2007, the committee members initially were Mr. Allred (Chair), Ms. Bernard and Mr. Strange. Ms. Kanin-Lovers was appointed to the Compensation Committee on May 10, 2007 and on June 18, 2007, Mr. Strange stepped down from the committee. On November 5, 2007, the Board re-aligned its committees, and on that date, Mr. Munson was appointed to the Compensation Committee and Ms. Kanin-Lovers replaced Mr. Allred as Chair of the committee. Mr. Munson stepped down as a member of the Compensation Committee on June 4, 2008, when he was appointed as our interim Chief Financial Officer. No member of the Compensation Committee was a former or current officer or employee of the Company or any of the Company’s subsidiaries during such member’s service on the Compensation Committee. To the Company’s knowledge, there were no other relationships involving members of the Compensation Committee requiring disclosure in this section of this Proxy Statement.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Committee Charters

The Board has adopted the BearingPoint, Inc. Corporate Governance Guidelines, and the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operates in accordance with a charter that has been adopted by the Board. The Corporate Governance Guidelines, together with these charters, provide the framework for the governance of the Company. You may view our Corporate Governance Guidelines and the charters on our corporate website at www.bearingpoint.com in the Corporate Governance section of our Investors webpage.

The Corporate Governance Guidelines address a variety of governance issues, including:

•	Board composition and selection;

•	Board meetings and agenda;

•	Director responsibilities;

•	Access to management, employees and independent advisors;

•	Director compensation and stock ownership;

•	Committee matters;

•	Director orientation and continuing education;

•	Management succession and stock ownership by executive officers;

•	Annual performance evaluation of the Board;

•	Executive sessions; and

•	Reporting of concerns.

Standards of Business Conduct

On May 10, 2007, the Board approved our Standards of Business Conduct (the “SBC”), which superseded our prior Code of Business Conduct and Ethics. The SBC became effective as of May 31, 2007. The SBC was developed as part of our commitment to enhancing our culture of integrity and our corporate governance policies. The SBC reflects changes in law and regulation, best practices and updates to the Company’s policies. In addition, the SBC contains new or enhanced policies and/or procedures relating to violations of the SBC, conflicts of interest (including those related to the giving and receiving of gifts and entertainment), financial disclosures, the importance of maintaining the confidentiality of Company, client and competitor information, data privacy and protection, Company property, investor and media relations, records management, and lobbying/political activities. The SBC applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. The SBC is posted on our corporate website at www.bearingpoint.com in the Corporate Governance section of our Investor webpage. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the SBC for our Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such amendment or waiver on our website within the applicable deadline that may be imposed by government regulation following the amendment or waiver.

Nomination of Director Candidates

The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. The committee considers all qualified candidates identified by members of the committee, by other members of the Board, by senior management and by stockholders. The committee follows the same process and uses the same criteria for evaluating all candidates.

When evaluating a candidate, the committee reviews the candidate’s experience, skills and personal qualities. In particular, the committee will consider whether candidates for director possess the following attributes:

•	the highest standards of moral and ethical character and personal integrity;

•	aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company;

•	personal qualities to be able to make a substantial, active contribution to Board deliberations;

•	substantial business experience relevant to our business;

•	demonstrated leadership ability, with broad experience, diverse perspectives, and ability to exercise sound business judgment;

•	qualification to serve on specialized Board committees, such as the Audit Committee or Compensation Committee; and

•	willingness and ability to commit sufficient time to fulfill the responsibilities of a member of the Board.

In addition to the above considerations, the committee will consider the current composition of the Board; the attributes and qualifications of the current members of the Board; additional attributes and qualifications that should be represented on the Board; and whether the candidate could provide those additional attributes and qualifications, such as diversity of experience and background and financial, business, academic, public or other expertise on the Board and its committees. In addition, the committee will take into account the nature of and time involved in a director’s service on other boards in evaluating a candidate.

The committee will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the requirements of Board service.

Stockholders who wish to recommend director nominees to the Board or nominate a person for election as a director at our next annual meeting of stockholders must follow the procedures set forth below under “Stockholder Proposals for 2009 Annual Meeting—Stockholders Submitting Director Recommendations and Nominations.”

To date, the Board’s non-management directors have been identified with the assistance of a professional search firm specializing in the identification and recruitment of director candidates or have been known to Board members through business or other relationships.

Communications with Directors

The Board welcomes your questions and comments. If you would like to communicate directly with our Board, our non-management directors of the Board as a group or Mr. Allred, as the Presiding Director, then you may submit your communication by writing to our Chief Legal Officer and Corporate Secretary at the following address:

BearingPoint, Inc.
c/o Chief Legal Officer and Corporate Secretary
8725 W. Higgins Road
Chicago, IL 60631

All communications and concerns will be forwarded to our Board, our non-management directors as a group or our Presiding Director, as applicable. We also have established a dedicated telephone number for communicating concerns or comments regarding compliance matters to the Company. The phone number is 1-800-206-4081 (or 240-864-0229 for international callers), and is available 24 hours a day, seven days a week. Our Standards of Business Conduct prohibits any retaliation or other adverse action against any person for raising a concern. If you wish to raise your concern in an anonymous manner, then you may do so.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF
ERNST & YOUNG LLP

The Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for 2008. The selection of E&Y as our independent registered public accounting firm is submitted for ratification by the stockholders at the Annual Meeting. Representatives of E&Y are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of E&Y as our independent registered public accountants is not required by our Bylaws or otherwise. If the stockholders fail to ratify the selection of E&Y, the Audit Committee and the Board will reconsider whether or not to further retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE
FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2008.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

As previously reported, on February 5, 2007, the Chairman of the Audit Committee was notified by PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm for 2006, that PwC was declining to stand for re-election for 2007 and that the client-auditor relationship between the Company and PwC would cease upon PwC’s completion of services related to the audit of our annual financial statements for fiscal 2006 and related 2006 quarterly reviews.

During the year ended December 31, 2006 and through June 28, 2007 (the date of the filing of the Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC), there were no disagreements between the Company and PwC on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to PwC’s satisfaction, would have caused it to make reference to the matter in connection with its report on the Company’s consolidated financial statements for the year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that the Company disclosed that material weaknesses existed in its internal control over financial reporting for 2006. The material weaknesses identified are discussed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Company has authorized PwC to respond fully to any inquiries of its successor concerning the material weaknesses. PwC’s audit report on the Company’s consolidated financial statements for the year ended December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

On February 9, 2007, the Audit Committee, as part of its periodic review and corporate governance practices, determined to engage E&Y as the Company’s independent registered public accounting firm commencing with the audit for the year ending December 31, 2007. E&Y also has been engaged as the independent registered public accounting firm for the BearingPoint, Inc. 401(k) Plan (the “Plan”), commencing with the audit for the Plan’s year ending December 31, 2007. During the year ended December 31, 2006 and through February 9, 2007, neither the Company, nor anyone on its behalf, consulted with E&Y with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements for 2006, and no written report or oral advice was provided by E&Y to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue for 2006 or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for approving all audit and permissible non-audit services performed by our independent auditors. Consistent with these policies, all engagements of the independent auditor to perform any audit services and non-audit services have been pre-approved by the Audit Committee. No services provided by our independent auditor were approved by the Audit Committee pursuant to the “de minimis” exception to the pre-approval requirement set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Independent Registered Public Accountant’s Fees

For fiscal years 2007 and 2006, our independent registered public accountants, Ernst & Young LLP and PricewaterhouseCoopers LLP, respectively, billed us the fees and expenses set forth below in connection with services rendered:

	Fiscal Year Ended December 31,
Type of Fee	2007	2006

Audit Fees (1)	$31,595,000	$30,211,000
Audit-Related Fees (2)	805,000	275,000
Tax Fees (3)	449,000	960,000
All Other Fees (4)	2,187,000	15,000

Total	$35,036,000	$31,461,000

(1)	Audit fees include audits of consolidated financial statements, reviews of unaudited quarterly financial statements and services that are normally provided by independent auditors in connection with statutory and regulatory filings.

(2)	Audit-related fees include assurance and related services provided by our independent auditors that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included above under “Audit Fees.” These services principally include audits of employee benefit plans, accounting consultations, and other services in connection with regulatory reporting requirements.

(3)	Tax services principally include consultation in connection with tax compliance, tax consultations and tax planning.

(4)	All other fees include licenses to technical accounting research software and, for 2007, an EMEA due diligence review.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

Currently, the Audit Committee (the “Committee”) consists of Messrs. J. Terry Strange (Chair), Wolfgang Kemna and Albert L. Lord. The Board has determined that Mr. Strange is an audit committee financial expert. The Committee operates under a written charter adopted by the Board. Mr. Eddie R. Munson also served as a member of the Audit Committee from October 2007 until June 2008, when he was appointed as our interim Chief Financial Officer.

The Committee assists the Board in fulfilling its oversight responsibilities with respect to financial reports and other financial information. In this regard, the Audit Committee, among other purposes and responsibilities required by applicable law and the NYSE listing standards, serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems; serves as the sole authority to which the independent registered public accounting firm is accountable, and has the sole authority and responsibility to appoint, compensate and retain the independent registered public accounting firm; serves as the ultimate authority to which the internal auditing function (“Internal Audit”) is accountable; monitors the qualification, independence and performance of the independent registered public accounting firm and Internal Audit, including reviewing their audit efforts; provides an open avenue of communication among the independent registered public accounting firm, financial and senior management, Internal Audit, and the Board; assists in the Board’s oversight of the Company’s compliance with legal and regulatory requirements and prepares a report for inclusion in the Company’s annual proxy statement.

REVIEW OF THE COMPANY’S AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007

The Committee reviewed the audited financial statements of the Company for the year ended December 31, 2007 and discussed the audited financial statements with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm for 2007. The Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as well as other matters required to be discussed by various PCAOB, SEC and NYSE rules.

The Committee has reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to the independence of Ernst & Young LLP. The Committee has discussed the independence of Ernst & Young LLP with Ernst & Young LLP.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

J. Terry Strange, Chair
Wolfgang Kemna
Albert L. Lord

PROPOSAL NO. 3—APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO WITHIN THE RANGE FROM ONE-FOR-TEN TO ONE-FOR-FIFTY
AT ANY TIME PRIOR TO JANUARY 16, 2009
AT THE DISCRETION OF OUR BOARD

General

Our Board has unanimously adopted a resolution seeking stockholder approval to amend our Amended and Restated Certificate of Incorporation to effectuate a reverse stock split of our common stock. If the reverse stock split is approved by our stockholders, the Board may subsequently effectuate the reverse stock split based upon any ratio in the range from one-for-ten to one-for-fifty, with the exact ratio to be established within this range by the Board in its sole discretion at the time it elects to effectuate the split. Approval of this reverse stock split proposal by our stockholders would give the Board authority to implement the reverse stock split at any time prior to January 16, 2009. In addition, notwithstanding approval of this proposal by our stockholders, the Board may in its sole discretion determine not to effect, and abandon, the reverse stock split without further action by our stockholders.

If our stockholders approve the reverse stock split proposal and the Board decides to implement the reverse stock split, we will file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Amended and Restated Certificate of Incorporation (as described below) to effect a reverse split of our common stock then issued and outstanding at the specific ratio then determined by the Board. The reverse stock split, if implemented, would affect all issued and outstanding shares of our common stock and outstanding rights to acquire common stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of common stock issued and outstanding based on the reverse stock split ratio selected by the Board. For additional information about the implications of the reverse stock split, see “— Certain Risk Factors Associated with the Reverse Stock Split” below. Except for any changes as a result of the treatment of fractional shares, each holder of our common stock will hold the same percentage of common stock outstanding immediately after the reverse stock split as such stockholder held immediately prior to the split.

Background

On July 16, 2008, we were notified by the New York Stock Exchange (the “NYSE”) that the average per share price of our common stock was below the NYSE’s continued listing standard relating to minimum average share price. Rule 802.01C of the NYSE’s Listed Company Manual requires that our common stock trade at a minimum average closing price of $1.00 over a consecutive 30 trading-day period. In accordance with the NYSE’s rules, we informed the NYSE within ten business days of our receipt of the notice that we intended to cure this deficiency. We have six months from the receipt of the NYSE notice to regain compliance with the NYSE’s price condition, or we will be subject to suspension and delisting procedures. During the six-month period and subject to compliance with NYSE’s other continued listing standards, our common stock will continue to be listed on the NYSE. We will be in compliance if, at the end of the six-month period, we have at least both a $1.00 share price and have maintained a $1.00 average share price over the preceding 30 trading days. However, if the price deficiency is cured by the proposed reverse stock split, we will be in compliance if the price promptly exceeds $1.00 per share and the price remains above $1.00 for at least the following 30 trading days. We intend to continue to communicate with the NYSE regarding compliance with NYSE continued listing standards.

On November 5, 2008, the closing price of our common stock was $0.16 per share.

Purpose

The Board believes that it is in the best interests of our Company and our stockholders for the Board to obtain the authority to effectuate a reverse stock split to reduce the number of shares of our common stock outstanding and thereby attempt to proportionally increase the price of our common stock.

To cure our deficiency in meeting the NYSE’s continued listing standard relating to minimum average share price, the Board is seeking approval of the reverse stock split proposal to attempt to return our share price to a level that will satisfy the NYSE’s continued listing standards. We will be in compliance if, promptly after the effective date of the reverse stock split, we have at least both a $1.00 share price and maintain a $1.00 average share price over the following 30 trading days. As described above, we will be subject to suspension and delisting procedures if we do not comply with the NYSE’s continued listing standards within the specified timeframe. The delisting (or the threat of delisting) of our common stock could (i) reduce the liquidity and market price of our common stock, (ii) reduce the number of investors willing to hold or acquire our common stock, restricting our ability to obtain equity financing, (iii) reduce our ability to retain our clients and obtain new clients, (iv) reduce our ability to retain, attract and motivate our Managing Directors and other key employees and (v) impair our ability to provide equity incentives to our employees. In addition, if our shares are delisted from the NYSE and we are unable to list our common stock on another national securities exchange prior to such delisting, the holders of substantially all of our debentures have a “put” right that would require us to repurchase our debentures at a price in cash equal to the principal amount of the debentures plus accrued and unpaid interest, if any. If such a “put” right were to exist in the hands of the holders of our debentures, there would separately exist an event of default under our credit facility that could result in the acceleration of the payment of all amounts outstanding under that facility.

Reverse stock splits are viewed by the NYSE as an acceptable way for companies to gain compliance with the minimum average share price requirement. Accordingly, our Board concluded that reducing the number of outstanding shares of our common stock might be desirable in order to attempt to support a higher stock price per share based on our current market capitalization. Because we are taking an action that will require approval of our stockholders to cure this deficiency, the NYSE requires that we obtain stockholder approval by no later than our next annual meeting and implement the action promptly thereafter.

Our Board also believes that a higher share price, one that is more typical of the share prices of other widely-owned public companies, might help generate more investor interest in our Company and result in lower transaction costs for investors. The Board believes that institutional investors and investment funds are generally reluctant to invest in lower-priced stocks. In addition, our common stock may not appeal to brokerage firms that do not provide research coverage of lower-priced stocks and are reluctant to recommend lower-priced securities to their clients. In addition, investors may be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks.

The combination of a listing on the NYSE, increased interest from institutional and other investors and lower transaction costs might ultimately improve the trading liquidity of our common stock. Furthermore, our Board believes that a higher share price may help us attract and retain employees and other service providers. Our Board believes that we can best achieve these objectives if our stockholders give the Board authority to effect a reverse stock split prior to January 16, 2009.

Board Discretion To Implement Reverse Stock Split

The Board believes that stockholder approval of a reverse stock split ratio range (rather than an exact reverse stock split ratio) provides the Board with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve the reverse stock split proposal, the reverse stock split would be effected, if at all, only upon a determination by the Board that the split is in the best interests of our Company and our stockholders at that time. In connection with any determination to effect the reverse stock split, the Board would set the timing for the split and select the specific ratio within the range. No further action on the part of our stockholders would be required to either implement or abandon the reverse stock split. If the proposal is approved by our stockholders, and the Board determines to implement the reverse stock split, we would communicate to the public additional details regarding the split, including the specific ratio the Board selects. If the Board does not implement the reverse stock split prior to January 16, 2009, the authority granted in this proposal to implement the reverse stock split will terminate. At any time prior to the effectiveness of the reverse stock split, the Board may abandon the reverse stock split if it determines in its sole discretion that this proposal is no longer in the best interests of our Company and our stockholders, notwithstanding authorization of the proposed amendment by the stockholders.

Certain Risk Factors Associated with the Reverse Stock Split

Even if the reverse stock split is effected, there can be no assurance that we will regain compliance with the NYSE’s continued listing standard relating to minimum average closing price.

To regain compliance with the NYSE’s continued listing standard relating to minimum average share price, we must have both a $1.00 share price at January 16, 2009 and have maintained a $1.00 average share price over the preceding 30 trading days, or, if the price deficiency is cured by the reverse stock split, if the price promptly exceeds $1.00 per share and the price remains above $1.00 for at least the following 30 trading days. Even if the reverse stock split is effected, there is still a risk that the price of our common stock may subsequently decline to levels that would cause us to remain out of, or once again lose compliance with, the NYSE’s continued listing standard relating to minimum average closing price. If we do not regain compliance with this continued listing standard, we will be subject to suspension and delisting procedures.

There can be no assurance that the total market capitalization of our common stock (the aggregate value of all our common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per-share market price of our common stock following the reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.

There can be no assurance that the market price per new share of our common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split. For example, based on the closing price of our common stock on November 5, 2008 of $0.16 per share, if the Board decides to implement the reverse stock split and selects a reverse stock split ratio of one-for-fifty, there can be no assurance that the post-split total market capitalization would be $35.3 million or greater or the price of our common stock would be $8.00 or greater. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

Even if we regain compliance with the NYSE’s continued listing standard relating to minimum average closing price, we may not be able to regain compliance with the NYSE’s minimum average market capitalization continued listing standard applicable to the Company. We must maintain compliance with all continued listing standards in order to retain the Company’s NYSE listing. Implementation of the proposed reverse stock split is not likely to cure the deficiency in the minimum average market capitalization listing standard.

On October 28, 2008, the NYSE notified the Company that it had fallen below the continued listing standard relating to minimum average market capitalization. The NYSE’s continued listing standard applicable to the Company’s market capitalization requires that our average market capitalization be at least $100 million over any consecutive 30-day trading period. Even if we regain compliance with the NYSE’s minimum average closing price continued listing standard, we may not be in compliance with all other NYSE continued listing standards and therefore may be subject to NYSE trading suspension and delisting.

Certain transactions that may increase the Company’s market capitalization include a debt-for-equity exchange, which may result from the Board-authorized discussions regarding the restructuring of our subordinated debt, a strategic transaction involving a sale or all or a portion of the Company or its assets or an equity investment in the Company. There can be no assurance that any such transaction will be effectuated, or if effectuated, will result in causing the Company’s average market capitalization to exceed $100 million or result in the Company regaining compliance with such continued listing standard. However, implementation of a reverse stock split is not likely to improve the total market capitalization of our common stock and the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

The reverse stock split will indirectly have the effect of facilitating the Board’s ability to implement certain debt restructuring transactions, such as an exchange of existing convertible debt for equity without further shareholder approval, should the Board choose to do so. By proportionally increasing the number of authorized and unissued shares that may be issued without further stockholder action, proportionally more authorized and unissued shares become available to facilitate such transactions. An exchange of existing debt for equity would significantly dilute the ownership interest of holders of common stock of the Company.

In our Quarterly Report on Form 10-Q for the period ended June 30, 2008, we indicated that if the Company is unable to reach agreement regarding a sale of all or a portion of the Company’s business or assets within a reasonable period of time, we would proceed with considering the possibility of refinancing or restructuring all or part of our subordinated debt or exchanging existing subordinated debt for equity. To date, no sales of portions of the Company’s business have occurred, although we continue to explore opportunities to effect such sales. In the meantime, the Company’s Board has authorized initiating discussions with the holders of its various series of subordinated debt with a view to explore possibilities for renegotiating the terms of our subordinated debt. A debt restructuring could take many forms, but could involve the retirement of some or substantially all of subordinated debt in exchange for new debt or preferred stock or common stock of the Company. If the proposed reverse split is approved by our stockholders, there would be proportionally more authorized but unissued shares of our common stock available for the purpose of any debt-for-equity exchange our Board might approve. If an exchange of existing debt for equity were effected, it would significantly dilute the ownership interests of holders of common stock of the Company.

If the Company does not comply with the NYSE’s continued listing standards, we may be delisted by the NYSE. If we are delisted by the NYSE before we are able to be listed on another national stock exchange, payment of substantially all of our outstanding debentures would be accelerated and, by implication, an event of default would exist under our $500 million senior secured credit facility, as amended in 2007 (the ‘‘2007 Credit Facility”), that could require repayment of all amounts outstanding under that facility. If this were to occur, there would be material adverse effects on our business, financial condition and results of operations.

If we do not comply with the NYSE’s continued listing standards, we may be delisted. If our shares are delisted from the NYSE and we are unable to list our common stock on another national securities exchange prior to such delisting, the holders of substantially all of our debentures have a “put” right to require us to repurchase our debentures at a price in cash equal to the principal amount of the debentures plus accrued and unpaid interest, if any. If such a put right were to exist in the hands of the holders of our debentures, there would separately exist an event of default under our 2007 Credit Facility that could result in the acceleration of the payment of all amounts outstanding under that facility. For a further discussion of the terms of the various indentures covering our debentures, as well as those of our 2007 Credit Facility, see the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2007, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

If shares of our common stock are delisted from the NYSE, there could a negative effect on our business that could significantly impact our financial condition, our results of operation and our ability to service our debt obligations.

If the Company is unable to achieve compliance with the NYSE’s continued listing standards within the applicable time periods, we may be delisted. The threat of delisting and/or a delisting of our common stock could have additional adverse affects by, among other things:

•	reducing the liquidity and market price of our common stock;

•	reducing the number of investors willing to hold or acquire our common stock, thereby further restricting our ability to obtain equity financing;

•	reducing our ability to retain our clients and obtain new clients;

•	reducing our ability to retain, attract and motivate our Managing Directors and other key employees; and

•	impairing our ability to provide equity incentives to our employees.

Any of these events could materially and adversely affect our financial condition and results of operation.

A decline in the market price of our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split.

If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

There can be no assurance that the reverse stock split will result in a per-share price that will increase our ability to attract and retain employees and other service providers.

While we believe that a higher price may help us attract and retain employees and other service providers who are less likely to work for a company with a low stock price, there can be no assurance that the reverse stock split will result in a per-share price that will increase our ability to attract and retain employees and other service providers. Also, some potential and existing employees may be discouraged by the lower number of compensatory shares or options to purchase shares that could result from the reverse stock split.

For additional risks associated with the Company, see Item 1A of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2007 and the Quarterly Reports on Form 10-Q for the Quarters Ended June 30, 2008 and September 30, 2008.

Impact of the Proposed Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will be realized simultaneously for all issued and outstanding shares of our common stock, and the ratio will be the same for all such shares of our common stock. The reverse stock split will affect all holders of shares of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in us, except to the extent that the reverse stock split would result in any holder of our common stock receiving cash in lieu of fractional shares. As described below, holders of our common stock otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split holders of our common stock to the extent there are stockholders who would otherwise receive less than one share of common stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares). However, because the number of authorized shares of common stock will not be reduced, the reverse stock split will increase the Board’s ability to issue authorized and unissued shares without further stockholder action.

The principal effects of the reverse stock split will be that:

•	depending on the exact reverse stock split ratio selected by the Board, between ten and fifty shares of common stock owned by a holder of our common stock would be converted into one new share;

•	the number of shares of common stock issued and outstanding will be reduced from approximately 220.7 million shares to a range of approximately 22.1 million to 4.4 million shares, depending on the reverse stock split ratio determined by the Board;

•	the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into common stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board;

•	based on the reverse stock split ratio selected by the Board, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of common stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split;

•	based on the reverse stock split ratio selected by the Board, proportionate adjustments will be made to the number of shares issuable upon the vesting of all outstanding restricted stock unit awards;

•	the number of units of preferred stock purchasable upon the exercise of the rights granted to holders of our common stock pursuant to our Rights Agreement will be proportionately decreased pursuant to the terms of the Rights Agreement based on the reverse stock split ratio selected by the Board; and

•	the number of shares reserved for issuance under our existing Long-Term Incentive Plan and employee stock purchase plan will be reduced proportionately based on the reverse stock split ratio selected by the Board.

In addition, the reverse stock split will increase the number of holders of our common stock who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Fractional Shares

You will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, holders of our common stock otherwise entitled to fractional shares will receive a cash payment from the transfer agent in an amount equal to their pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale. However, the proceeds will be subject to federal income tax as discussed under “Federal Income Tax Consequences of the Reverse Stock Split” below. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, you will have no further interest in our Company with respect to your cashed-out shares. A holder otherwise entitled to fractional shares will not have any voting, dividend or other rights except the right to receive payment as described above.

NOTE: If you do not hold sufficient shares of common stock to receive at least one share in the reverse stock split and you want to continue to hold common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

(1) purchase a sufficient number of shares of common stock so that you hold at least an amount of shares of common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of common stock on a post-reverse stock split basis; or

(2) if you have common stock in more than one account, consolidate your accounts so that you hold at least an amount of shares of common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in our stock records maintained by our transfer agent) and shares held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, holders of our common stock otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

Effect on our Employees and Directors

•	If you are an employee or director, the number of shares reserved for issuance under our existing Long-Term Incentive Plan, the number of shares for which awards may be granted to any one individual and the number of shares for which automatic grants are to be made to eligible directors will be reduced proportionately based on the reverse stock split ratio selected by the Board. In addition, the number of shares issuable upon the exercise of outstanding options and the exercise price for such options and the number of shares issuable upon the vesting of outstanding restricted stock unit awards will be adjusted based on the reverse stock split ratio selected by the Board.

•	If you are an employee participating in our employee stock purchase plan, the number of shares reserved for issuance under the plan, the number of shares by which the share reserve may increase annually, the number of shares purchasable per participant on any purchase date and the number of shares and purchase price subject to outstanding rights will be adjusted, as appropriate, based on the reverse stock split ratio selected by the Board.

Actual adjustments to restricted stock units, stock options and other equity awards held by employees and directors will be determined by the Board.

Effect on Registered and Beneficial Holders of our Common Stock

Upon a reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Owners of our Convertible Securities

If you are a holder of our convertible debentures or warrants, the number of shares of common stock into which each convertible security may be converted will be adjusted proportionately based on the reverse stock split ratio determined by the Board.

Effect on Registered “Book-entry” Holders of Common Stock

Our registered holders of common stock may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold registered shares in book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold following the reverse stock split.

•	If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. This cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment.

Effect on Registered Certificated Shares

•	Some of our registered stockholders hold all their shares of common stock in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, Computershare, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate(s), you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system.

•	No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

•	If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Fractional Shares.”

At any time after receipt of your direct registration system statement, you may request a stock certificate representing your ownership interest.

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Authorized Shares

The reverse stock split would affect all issued and outstanding shares of our common stock and outstanding rights to acquire common stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of common stock issued and outstanding based on the reverse stock split ratio selected by the Board. As of October 23, 2008, we had 1,000,000,000 shares of authorized common stock and 220,688,470 shares of common stock issued and outstanding. We will continue to have 10,000,000 authorized shares of preferred stock, none of which are issued and outstanding at this time. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future in connection with a debt restructuring transaction or otherwise. For additional information about the Board’s ability to issue authorized and unissued shares and potential dilution to holders of common stock, see “— Certain Risk Factors Associated with the Reverse Stock Split” above.

Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, as of the effective date of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss will be restated because there will be fewer shares of common stock outstanding.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of our Company with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of our Company, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to our Amended and Restated Certificate of Incorporation. Other than the proposal for the reverse stock split, the Board does not currently contemplate recommending the adoption of any other amendments to our Amended and Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of our Company.

Procedure for Effecting Reverse Stock Split

If our stockholders approve the reverse stock split proposal and the Board decides to implement the reverse stock split at any time prior to January 16, 2009, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Amended and Restated Certificate of Incorporation. The reverse stock split will become effective on the date and at the time specified in the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment would be substantially in the form attached as Exhibit A to this Proxy Statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the reverse stock split, including the ratio selected by the Board for the reverse stock split.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of United States federal income tax law in effect as of the date hereof, and which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon the conversion of pre-reverse stock split shares into post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares into which such shares are converted. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. The receipt of cash instead of a fractional share of common stock by a United States holder of common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares. The gain or loss will constitute a long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Vote Required

The affirmative vote of a majority in voting power of the shares of our common stock outstanding as of the record date is required for approval of this proposal. An abstention will have the effect of a vote against the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE
FOR THE APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO WITHIN THE RANGE FROM ONE-FOR-TEN TO ONE-FOR-FIFTY AT ANY TIME PRIOR TO JANUARY 16, 2009 AT THE DISCRETION OF THE BOARD.

COMPENSATION DISCUSSION AND ANALYSIS

The success of our business largely depends on our ability to attract, retain and motivate qualified employees, particularly professionals with the advanced information technology skills necessary to perform the services we offer. The Compensation Committee of our Board (the “Committee”) determines the compensation of our executive officers, including making individual compensation decisions, and reviews and monitors the compensation programs applicable to our executive officers. This discussion describes the Committee’s determination of 2007 compensation for our named executive officers, including our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Legal Officer.

In 2007, there were several changes in our executive management team. In January 2007, F. Edwin Harbach was appointed as our Chief Operating Officer, replacing Richard Roberts. As a result, the Committee did not make any determinations regarding Mr. Roberts’ 2007 compensation. Furthermore, in December 2007, Harry You left the Company, and Mr. Harbach was promoted as our Chief Executive Officer. Also in December 2007, Roderick McGeary retired as an employee of the Company, terminating his service as an executive officer of the Company, although he continues in his role as Chairman of the Board. As a result, the Committee did not make any 2007 bonus determinations for Mr. You or Mr. McGeary.

There were also several subsequent changes in our executive management team in 2008. On March 17, 2008, we named David Hunter as our Chief Operating Officer. As of May 13, 2008, Judy Ethell no longer held the positions of Chief Financial Officer and Chief Accounting Officer; however, Ms. Ethell agreed to continue as an employee until July 31, 2008 to assist with the transition to our new chief financial officer. On June 2, 2008, Eileen A. Kamerick, who had been appointed as our new Chief Financial Officer as of May 13, 2008, resigned. Effective as of June 4, 2008, Eddie R. Munson, a director and former member of the Audit Committee, was appointed as our Chief Financial Officer, on an interim basis.

Overall Compensation Philosophy and Objectives

Overall, our compensation philosophy is to enhance corporate performance and stockholder value by aligning the financial interests of our executive officers with those of our stockholders. We strive to implement this philosophy by paying for performance, based upon both individual performance and Company performance. Our goal is to design compensation programs that will:

•	attract and retain the best possible talent;

•	recognize and reward outstanding individual performance;

•	motivate our people to deliver quality service to our clients, in order to drive client satisfaction and the profitability of our Company, resulting in positive returns for our stockholders;

•	provide for cash and long-term incentive compensation at levels that are competitive with companies within our industry and of similar size (targeting total compensation to remain at approximately the 50th percentile); and

•	communicate individual metrics openly and transparently, to influence employee performance and accountability.

How Compensation is Determined

The Committee devotes a substantial portion of its time to determining the compensation of our executive officers. This process includes reviewing market data, sharing best practices, determining appropriate milestones to assess Company performance and discussing appropriate levels of compensation based upon both individual and Company performance. In addition, the Committee engages a compensation consultant for independent guidance and expertise. For 2007, we engaged Towers Perrin to provide its counsel related to various executive compensation matters.

As part of the process, the Committee considers peer benchmarking information, which is used to assess the level of our executive officer compensation relative to a group of peer companies and to compare the mix of total compensation. For 2007, the Committee reviewed market comparisons for all companies participating in the Towers Perrin U.S. Executive Compensation Databank within the business services or information technology industries (the “Peer Companies”). This broad industry peer group for 2007 consisted of 33 companies:

Accenture Ltd	Cisco Systems, Inc.	Gartner, Inc.
ADVO, Inc.	Convergys Corporation	The GEO Group, Inc.
APAC Customer Services, Inc.	eFunds Corporation	IKON Office Solutions, Inc.
ARAMARK Corporation	Electronic Data Systems Corporation	IMS Health Incorporated
Automatic Data Processing, Inc.	EMC Corporation	Jackson Hewitt Tax Service Inc.
H&R Block, Inc.	Emdeon Corporation	Pitney Bowes Inc.
Booz Allen Hamilton Inc.	Equifax Inc.	R.R. Donnelly & Sons Company
CB Richard Ellis Group, Inc.	Equity Office Properties Trust	The Reynolds and Reynolds Company
CDI Corp.	First Data Corporation	Robert Half International Inc.
Ceridian Corporation	Fiserv, Inc.	Unisys Corporation
CheckFree Corporation	G&K Services, Inc.	WPP Group plc

In addition, the Committee reviewed its compensation decisions against compensation data for 12 direct peer companies, provided through a survey prepared by Watson Wyatt. These companies were:

Accenture Ltd	Hewlett-Packard Company
Affiliated Computer Services, Inc.	International Business Machines Corporation
Computer Sciences Corporation	Marsh & McLennan Companies, Inc.
Electronic Data Systems Corporation	Oracle Corporation
EMC Corporation	Sun Microsystems, Inc.
First Data Corporation	Unisys Corporation

The Committee determines executive compensation based upon the total amount of compensation relative to the Peer Companies, with the general goal of setting the level of compensation at approximately the 50th percentile. For 2007, the Committee focused primarily on the total amount of compensation rather than the mix of compensation (i.e., cash/noncash or long-term/short-term), because the mix of our executive officers’ compensation has not been comparable to the Peer Companies. This is primarily due to the state of our business at the time we hired these individuals, which included issues related to our North American financial reporting systems, internal controls and various investigations and related litigation. We paid signing bonuses and long-term incentive compensation awards as part of their employment arrangements, to induce them to join the Company and to offset the compensation or benefits they would have received if they remained with their previous employers.

As part of its decision-making process, the Committee meets with the Chief Executive Officer to discuss the annual performance of each executive officer (and in the case of the Chief Executive Officer, the Committee meets with both the Chairman of the Board and the Presiding Director). The Committee then deliberates and determines the executive officer’s compensation, taking into account management’s recommendations, the executive officer’s individual performance and Company performance. The Committee balances its analysis by considering the Company’s performance within our industry, any challenges or business issues faced or overcome by the Company, as well as each individual’s current contribution and expected future contribution to Company performance. Furthermore, the Committee assesses the reasonableness of the compensation package based upon its review of compensation for the Peer Companies and guidance provided by its compensation consultant.

Appointment of Ed Harbach as Chief Executive Officer.  In December 2007, Mr. Harbach was appointed as our Chief Executive Officer to replace Mr. You. In determining Mr. Harbach’s 2008 compensation as Chief Executive Officer, the Committee reviewed market information provided by the same databank maintained by Towers Perrin that comprised the Peer Companies, but adjusted for changes in participating companies in 2008. The Peer Companies for 2008 were the following 38 companies:

Accenture Ltd	Dendrite International, Inc.	IKON Office Solutions, Inc.
ADVO, Inc.	eBay Inc.	IMS Health Incorporated
APAC Customer Services, Inc.	eFunds Corporation	Iron Mountain Incorporated
ARAMARK Corporation	Electronic Data Systems Corporation	Kelly Services, Inc.
Automatic Data Processing, Inc.	EMC Corporation	MacDonald, Dettwiler and Associates
Booz Allen & Hamilton, Inc.	Equifax Inc.	Oracle Corporation
The Brink’s Company	First Data Corporation	Pitney Bowes Inc.
CA, Inc.	Fiserv, Inc.	Robert Half International Inc.
Ceridian Corporation	G&K Services, Inc.	Symantec Corporation
CheckFree Corporation	Gartner, Inc.	TeleTech Holdings, Inc.
CitiStreet	The GEO Group, Inc.	Unisys Corporation
Convergys Corporation	GTECH Holdings Corp	Viad Corp
Deluxe Corporation	H&R Block, Inc.

In addition, the results of this market data were compared against compensation data for a select sample of nine professional services firms from the 2007 Towers Perrin International Professional Services Executive Compensation Survey. These direct peer companies were selected because management believed that this sampling was more reflective of our comparable peer group than the direct peer list used by the Company in 2007.

Accenture Ltd	Gartner, Inc.
Booz Allen Hamilton, Inc.	International Business Machines Corporation
Capgemini U.S. LLC	Science Applications International Corporation
Deloitte Consulting LLP	Unisys Corporation
Diamond Management & Technology Consultants, Inc.

The Committee decided that Mr. Harbach’s total compensation package should fall approximately at the 50th percentile of compensation reported by these peer companies. When determining Mr. Harbach’s compensation, the Committee considered the signing bonus and equity awards made to Mr. Harbach upon joining the Company in 2007. Furthermore, Mr. Harbach’s previously executed employment arrangements were either terminated or amended as part of the Committee’s desire to provide a compensation package that reflected market best practices and was more closely aligned with the standard terms utilized in agreements with our other managing directors. The Committee believes that while the level of compensation for its executive officers must remain market competitive, it is also important to more closely align certain employment terms and conditions with those applicable to our managing directors, to provide consistency with respect to our performance expectations for our most senior level of executives. For additional information about Mr. Harbach’s new employment arrangements, see “—Employment Agreements—Employment Agreement for F. Edwin Harbach” below.

Principal Components of Executive Officer Compensation

The principal elements of our executive officer compensation program consist of base salary, annual cash incentive payments and, at appropriate intervals, long-term incentive compensation in the form of grants of stock-based awards. We also provide deferred compensation plans, health and welfare (including medical), retirement and other perquisites and benefits to our executive officers that also are available to our managing directors.

We have utilized employment agreements and other agreements as the primary manner for structuring the compensation of our executive officers. Certain terms and conditions of our employment agreements with our executive officers reflected our strong desire, at the time of hire, to induce these individuals to join our Company given their level of expertise and experience and the specific issues we faced at that time. While we expect to continue to use employment agreements and other agreements as a method of attracting executive talent and providing competitive compensation for our executive officers, our goal is to further align the terms of employment of our executive officers with the standard terms and conditions that apply to the vast majority of our managing directors, unless specific situations necessitate alternative treatment.

Fixed Compensation

Base Salaries.  Base salaries for our executive officers are determined by evaluating the responsibilities of the position, the experience and performance of the individual and market information comparing such salaries to the competitive marketplace for executive talent, with emphasis on our primary competitors in the management and technology consulting industry. The Committee considers salary adjustments based upon the recommendation of the Chief Executive Officer (other than with respect to his salary) and the Committee’s evaluation of Company performance and individual performance, taking into account any additional or new responsibilities assumed by the individual executive officer in connection with promotions or organizational changes. Our philosophy is that base salary should comprise a smaller percentage of total compensation for our executive officers, with a greater percentage tied to Company performance. Because our executive officers are the primary decision-makers and policy-makers for our Company, we believe it is appropriate to directly link a larger percentage of their compensation with Company performance, to hold them accountable for the decisions that they make.

Base salary information for our executive officers can be found in the “Summary Compensation Table” included in this Proxy Statement. The Committee decided to increase the base salaries of our executive officers by 4% (with the exception of Mr. Harbach, whose 2007 salary was specified in his employment agreement), which was the standard salary increase provided to the Company’s managing directors for 2007. The Committee reviewed the performance of the Company and the individual executive officers before determining that they, too, should receive this increase in base salary. The Committee determined the increase was appropriate given the tasks management had performed in the past and the objectives it had outlined for the future.

As part of its analysis, the Committee assessed each executive officer’s proposed base salary for 2007 against relevant market data provided by Towers Perrin. In all cases except for Mr. You, proposed 2007 base salaries were between the 50th to 75th percentiles of the Peer Companies. Mr. You’s proposed base salary was significantly below market, falling within the 25th to 50th percentile of the Peer Companies. The Committee did not, however, increase Mr. You’s base salary and instead decided to make up the shortfall by increasing Mr. You’s equity-based compensation. This decision was made not only to better balance the mix of Mr. You’s cash and non-cash compensation, but also to strengthen the link between Mr. You’s compensation and the Company’s 2007 performance. Information about the RSU grants awarded to Mr. You in 2007 can be found in the “Grants of Plan-Based Awards” table included in this Proxy Statement.

In January 2007, Mr. Harbach was appointed as our Chief Operating Officer. Mr. Harbach’s base salary for 2007, set forth in his employment agreement with the Company, was $700,000. Mr. Harbach’s base salary was considered to be competitive compared to the relevant market and was between the 50th to 75th percentile of chief operating officer compensation for the Peer Companies. The Committee agreed with management’s recommendation that, in light of the business issues the Company faced at that time, it was appropriate to offer a salary at a level higher than the 50th percentile in order to attract a senior executive with Mr. Harbach’s experience and expertise.

Variable Compensation

Cash Awards.  The Committee makes cash award determinations each year based upon its “pay for performance” philosophy. For 2007, our executive officers were awarded the annual cash awards set forth in the “Bonus” column of the “Summary Compensation Table” included in this Proxy Statement. Awards earned for performance during one year are paid in the following year. For 2007, all of our executive officers were eligible to receive a maximum cash award equal to 100% of their respective base salaries, as set forth in their respective employment agreements. Under these agreements, Mr. Harbach was entitled to receive a minimum cash award equal to 40% of his base salary for 2007, provided that he received a “meets expectation” performance rating for 2007. Ms. Ethell and Mr. Lutz were entitled to receive cash awards based on the achievement of reasonable, pre-established performance goals.

In addition to the milestones set forth in their employment agreements, the Committee determined that the performance of our executive officers would be measured, in part, against the achievement of corporate performance milestones. The Committee’s plan required the achievement of two goals: (1) the Company must be current in its periodic SEC reports as of December 31, 2007; and (2) for 2007, the Company must achieve at least 90% of (a) the Company’s 2007 gross profit plan of $930 million and (b) the Company’s 2007 earnings before interest and taxes (“EBIT”) plan of $(99) million, with certain adjustments to be made to reflect actual stock compensation expense. In addition, the financial metrics portion of the milestones will be increased to the extent that actual gross profit and EBIT exceed the minimum average threshold. The Committee selected gross profit and EBIT as measures it felt were appropriate for gauging the overall health of the Company given its past performance and expectations for the future. The Company was current in its periodic SEC reports as of December 31, 2007 but did not achieve either the gross profit or EBIT plans.

For 2007, after reviewing Mr. Harbach’s tenure as Chief Operating Officer, his short tenure as Chief Executive Officer in December 2007 and his employment arrangements, the Committee determined to award Mr. Harbach a cash bonus equal to $350,046, or 50% of his 2007 base salary. Mr. Harbach’s employment agreements required that his cash bonus for 2007 be, at a minimum, 40% of his base salary if Mr. Harbach received a minimum “meets expectations” performance rating by the Committee. After reviewing Mr. Harbach’s accomplishments as Chief Operating Officer during 2007 and considering the expansion of his role and responsibilities as Chief Executive Officer, the Committee strongly believed that Mr. Harbach’s 2007 performance had met the minimum “meets expectations” requirement and in fact exceeded its expectations. The Committee based its determination on the fact that Mr. Harbach’s 2007 operational efforts were integral to many of the Company’s achievements in 2007, including the reduction of infrastructure costs and the Company being current in its periodic SEC reports as of December 31, 2007. The Committee further expressed its confidence in Mr. Harbach’s ability to successfully implement the Company’s business goals and objectives for 2008. As a result, the Committee decided that Mr. Harbach should receive a cash incentive award at a level greater than the minimum 40% threshold. At the same time, however, the Company decided that awarding Mr. Harbach a more significant cash award bonus was not appropriate, given the Company’s 2007 financial performance. The Committee’s determination was also based, in part, on the following considerations:

F. Edwin Harbach:	•	excellent communication to the Board regarding Company issues and challenges, and operational vision and goals;
	•	development of metrics and scorecard to monitor Company performance;
	•	operational improvements related to the participation of our engagement teams in providing financial information and updates into the financial closing process;
	•	successful transition to new responsibilities and duties as Chief Executive Officer; and
	•	evaluations by Board members.

The Committee then proceeded to evaluate Ms. Ethell’s and Mr. Lutz’s individual performance. With respect to both Ms. Ethell and Mr. Lutz, the Committee recognized their significant and important contributions in the Company’s achievement in 2007 of becoming current in its SEC periodic reports. The Committee strongly believed that becoming current in its periodic SEC reporting was essential to the Company’s ability to achieve its future performance goals and agreed that its expectations were surpassed with respect to management’s ability to achieve what it considered to be the Company’s most important objective for 2007. As a result, the Committee decided to award each of Ms. Ethell and Mr. Lutz a cash incentive award equal to $260,047, or 50% of their respective base salaries in 2007. At the same time, however, the Company decided that awarding Ms. Ethell and Mr. Lutz a more significant cash award bonus was not appropriate, given the Company’s 2007 financial performance. In addition, the Committee discussed and based its determinations, in part, on the following:

Judy Ethell:	•	instrumental in Company’s ability to become current in its SEC periodic reports;
	•	progress achieved with respect to the remediation of internal control issues and Sarbanes-Oxley efforts;
	•	achievement of cost reductions within the Company’s finance department; and
	•	feedback provided by peers and direct reports, gathered through the Company’s “360 degree” review process.
Laurent Lutz:	•	instrumental in Company’s ability to become current in its SEC periodic reports;
	•	successful resolution of contract disputes and litigation;
	•	negotiation and structuring of the 2007 Credit Facility;
	•	development and leadership of legal and compliance functions; and
	•	quality of analysis and guidance provided to the Board and its committees.

Long-Term Incentive Compensation

While we have maintained parity with our major competitors on base cash compensation for our executive officers, comparisons with our Peer Companies indicate that our long-term incentive equity awards continue to lag behind our competitors.

Performance Share Units.  In early 2007, we issued performance share units (“PSUs”) to certain of our executive officers to help balance the mix of fixed and variable compensation paid to our executive officers. Information about these grants can be found in the “Grants of Plan-Based Awards” table included in this Proxy Statement. Award amounts were based upon each executive officer’s individual performance and responsibilities and roles within the Company and by assessing and comparing the executive officer’s total compensation, including previously granted incentive awards and the balance of fixed and variable compensation. Mr. Harbach did not receive a PSU award since he received a grant of RSUs earlier in the year as part of his employment arrangement with the Company, and the Committee determined that his amount of compensation, and his mix of total compensation, were appropriate without making additional grants.

The vesting of the PSUs is tied to the achievement of performance targets of both minimum growth in consolidated business unit contribution (“CBUC”) and relative total shareholder return as compared to the S&P 500. The Committee supported management’s decision to use CBUC as a performance metric with respect to the core growth of our industry groups and to use relative total shareholder return as a “best practice” performance metric important to our stockholders. CBUC is defined as (i) consolidated net revenue less (ii) professional compensation, other costs of service and selling, general and administrative expense (excluding stock compensation expense, bonus expense, interest expense and infrastructure expense). While we currently believe that the minimum CBUC target will be achieved by 2009, there can be no assurance that our total shareholder return performance (in comparison to the S&P 500) will permit vesting of the PSUs.

Due to the complexity and uncertainty involved in determining the likelihood of vesting of the PSUs, as well as the extended timeframe for vesting and settlement, we have some concerns that the PSUs may no longer incent our employees to remain with the Company. As long as these PSUs continue to remain outstanding, our ability to take any other retentive actions by issuing additional equity to our employees remains limited. As a result, management is re-evaluating the efficacy of the PSUs as a compensation tool and our ability to consider alternatives to the PSUs that will have clearer retentive value for our employees. We expect that our executive officers would be included in any alternatives that may be pursued. Regardless of how we address the existing component of our employees’ compensation, we currently do not intend to seek approval from our stockholders for any further increase to the share capacity under our Long-Term Incentive Plan (the “LTIP”) prior to 2009.

Restricted Stock Units.  We have granted restricted stock units (“RSUs”) for various purposes, including employment offers for new executive officer candidates. In 2007, we made the following RSU awards to our named executive officers (additional information can be found in the “Grants of Plan-Based Awards” table included in this Proxy Statement):

•	Mr. Lutz received a grant of RSUs in accordance with his employment arrangements with the Company, which provides that once the Company becomes current in its SEC periodic reports, Mr. Lutz’s long-term incentive award will be paid in RSUs rather than in cash. At the time Mr. Lutz was hired in 2006, we could not issue RSUs due to the existence of a blackout period under our 401(k) plan pursuant to Regulation BTR. After we took steps to amend the 401(k) plan, the blackout period ended as of September 14, 2006;

•	Mr. Harbach received a grant of RSUs as part of his employment arrangement with the Company; and

•	Mr. You and Mr. McGeary received grants of RSUs as part of their bonus compensation for our 2006 fiscal year.

Stock Options.  While no executive officers were issued stock options in 2007, Mr. Harbach did receive an award of stock options to purchase up to 1,232,600 shares of our common stock (with an exercise price equal to $2.76 per share) on January 2, 2008, in connection with his appointment as Chief Executive Officer. The award vests in four equal increments (25%) on January 2 in each year of 2009 through 2012.

To date, we have not instituted any equity ownership requirements for our executive officers. We did not consider any such policy in 2007 since our equity programs were suspended for most of the year, as we were not current in our SEC periodic reports. Now that we are current, we expect to consider an equity ownership policy for our executive officers and directors in 2008.

Other Compensation

Deferred Compensation Plans.  We have a “Deferred Compensation Plan” and a “Managing Directors Deferred Compensation Plan” for our managing directors and other highly compensated executives. The two plans are substantially identical and permit a select group of management and highly compensated employees to accumulate additional income for retirement and other personal financial goals by making elective deferrals of compensation to which they will become entitled in the future. Our deferred compensation plans are nonqualified and unfunded, and participants are unsecured general creditors of the Company with respect to their accounts. None of our executive officers have participated in our deferred compensation plans.

Other Benefits.  Our executive officers are eligible for the same health and welfare programs as our other employees. Our retirement program for U.S. employees includes a 401(k) program. We match 25% of the first 6% of pre-tax eligible compensation contributed by the individual employee to the plan, and, at our discretion, may make additional discretionary contributions of up to 25% of the first 6% of pre-tax eligible compensation contributed to the plan. Employee contributions to the 401(k) program for our executive officers are limited by federal law. We do not make up for the impact of these statutory limitations through any type of nonqualified deferred compensation or other program.

Perquisites and Other Compensation.  Certain of our executive officers have received perquisites such as reimbursements of moving expenses and legal fees, and gross-up payments in connection with the same, as set forth in their respective employment agreements. As part of Mr. Harbach’s employment arrangement as Chief Executive Officer of the Company, Mr. Harbach will be reimbursed for his rental of an apartment in New York City during part of 2007 and 2008, which is his primary office location (Mr. Harbach resides in Florida). The Committee will review its decision to provide this reimbursement to Mr. Harbach at each lease renewal date.

Regulatory Considerations

The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to our executive officers to the extent it is not considered performance-based compensation under the Internal Revenue Code. We have adopted policies and practices to facilitate compliance with Section 162(m) of the Internal Revenue Code. It is intended that awards granted under the LTIP to such persons will qualify as performance-based compensation within the meaning of Section 162(m) and regulations under that section.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code. In accordance with recent IRS guidance interpreting Section 409A, the LTIP will be administered in a manner that is in good faith compliance with Section 409A. The Board intends that any awards under the LTIP satisfy the applicable requirements of Section 409A. Generally, Section 409A is inapplicable to incentive stock options and restricted stock and also to nonqualified stock options so long as the exercise price for the nonqualified option may never be less than the fair market value of the common stock on the date of grant.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with the Company’s management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Jill S. Kanin-Lovers (Chair)*
Douglas C. Allred**
Betsy J. Bernard

*Member of the Compensation Committee
since May 10, 2007 and Chair beginning
November 5, 2007

**Chair of the Compensation Committee
until November 5, 2007

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The Summary Compensation Table below sets forth information concerning all compensation for services in all capacities to the Company for 2006 and 2007 of those persons who were or acted as the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company for 2007 (collectively, the “named executive officers”).

Summary Compensation Table

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($) (1)	($) (2)	($) (2)	($)	($) (1)	($)

F. Edwin Harbach (3)	2007	$686,830	$1,350,046	$1,710,473	$—	$—	$152,364	$3,899,713
Chief Executive Officer	2006	—	—	—	—	—	—	—
Laurent C. Lutz (5)	2007	520,094	635,047	1,418,690	—	525,000 (6)	10,777	3,109,608
General Counsel and Secretary	2006	411,059	1,311,059	—	—	525,000	78,431	2,325,549
Judy A. Ethell (4)	2007	520,094	260,047	1,500,626	379,396	—	78,579	2,738,742
Former Chief Financial Officer	2006	500,000	500,000	690,700	1,131,000	—	3,797	2,825,497
Roderick C. McGeary	2007	676,166	—	240,000	—	—	—	916,166
Chairman of the Board	2006	662,640	50,712	250,000	263,732	—	—	1,227,084
Richard J. Roberts (7)	2007	635,525	—	405,283	82,450	—	1,586	1,124,844
Chairman, Global Public Services and Former Chief Operating Officer	2006	650,000	50,700	855,400	332,160	—	3,977	1,892,237
Harry L. You (8)	2007	791,229	—	122,346	3,056,537	—	107,237	4,077,349
Former Chief Executive Officer	2006	750,000	58,500	938,900	2,519,300	—	331,828	4,598,528

(1)	Unless otherwise noted, “Bonus” amounts consist of performance-based cash bonuses accrued in the fiscal year for which the bonus has been earned. We have entered into employment agreements with Mr. Harbach and Mr. Lutz that set forth the terms of their compensation. Mr. You and Ms. Ethell also had employment agreements that set forth the terms of their compensation. “All Other Compensation” does not include matching contributions to be made by the Company under the 401(k) Plan for 2007, since these amounts are not finalized for payment until the following year.

(2)	Amounts reflected in the table as 2007 equity compensation reflect the amount recognized for financial statement reporting purposes in 2007 in accordance with SFAS 123(R) for equity award expense. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the named executive officers. Whether and to what extent a named executive officer realizes value will depend on various factors, including actual operating performance, stock price fluctuations and the named executive officer’s continued employment. For a discussion of the assumptions used by the Company in calculating these amounts, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Accounting for Stock-Based Compensation,” and Note 13, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Annual Report”). For information regarding 2007 “Stock Awards” and “Option Awards,” see “—Grants of Plan-Based Awards” below.

(3)	Mr. Harbach’s annual base salary for 2007 was $700,000. The amount reported as Mr. Harbach’s salary is the amount actually paid in 2007. Mr. Harbach’s “Bonus” amount for 2007 consists of a signing bonus of $1,000,000 and a $350,046 cash incentive award for his 2007 performance. Mr. Harbach’s “All Other Compensation” consists of $98,704 in reimbursements for costs associated with a furnished apartment in New York City for Mr. Harbach’s use (including a monthly rental payment of $10,000 beginning on September 15, 2007, certain expenses incidental to the maintenance, furnishing and upkeep of the apartment and costs related to Mr. Harbach’s moving expenses) and $53,660 in tax equalization payments with respect to the reimbursement of certain state taxes paid by Mr. Harbach resulting from work performed outside his state of residence. Mr. Harbach served as our President and Chief Operating Officer until December 3, 2007, when he became our Chief Executive Officer. In connection with Mr. Harbach’s promotion, Mr. Harbach’s annual salary was increased to $900,214, effective December 31, 2007, with a target bonus of $900,214. In February 2008, we agreed to make Mr. Harbach’s new base salary effective as of December 1, 2007, to align more closely with the date of his promotion. The incremental salary to be paid to Mr. Harbach will be made in 2008. For additional information regarding Mr. Harbach’s 2008 employment arrangements, see “—Employment Agreements—Employment Agreement for F. Edwin Harbach.”

(4)	Effective as of May 13, 2008, Ms. Ethell no longer held the positions of Chief Financial Officer or Chief Accounting Officer and as of August 1, 2008, she is no longer an employee of the Company. Ms. Ethell’s “All Other Compensation” consists of $76,669 in legal fees reimbursed by the Company and tax equalization payments with respect to the reimbursement of these legal fees, which amounts were paid in 2007, incurred in connection with the previously disclosed replacement of certain equity grants in 2006, and $1,910 in tax equalization payments with respect to the reimbursement of certain state taxes paid by Ms. Ethell resulting from work performed outside her state of residence.

(5)	Mr. Lutz’s “Bonus” amount for 2007 consists of a $375,000 cash retention bonus paid on the first anniversary of the effective date of his employment agreement and a $260,047 cash incentive award for his 2007 performance. Mr. Lutz’s “All Other Compensation” consists of $10,777 in tax equalization payments with respect to the reimbursement of certain state taxes paid by Mr. Lutz resulting from work performed outside his state of residence.

(6)	Upon his appointment as General Counsel of the Company in March 2006, Mr. Lutz was granted a multi-year award under our LTIP with an aggregate value of $1.75 million. Grants under the award were to be made in cash until the earlier of (i) the date an effective registration statement on Form S-8 is filed or is on file, and (ii) the date, if any, we cease to be a reporting company under the Exchange Act. Subsequent to that event, the award would consist of grants of RSUs having an aggregate value of $1.75 million, less amounts previously paid in cash. Mr. Lutz received cash payments (which reduced the value of the RSUs to be granted) of $525,000 on July 1, 2006 and June 30, 2007. On October 22, 2007, the Company filed a registration statement on Form S-8, which became effective on the same day. As a result, we were obligated, pursuant to the terms of his employment agreement, to provide Mr. Lutz with an equity grant having an aggregate value of $700,000, which was the amount remaining from his initial award, after taking into account cash payments previously made. Therefore, we granted Mr. Lutz 146,444 RSUs, which number was based on the closing price of our common stock on the first business day after the filing of the registration statement. Of the 146,444 RSUs, 36,611 RSUs vested and settled on December 31, 2007 and an additional 36,611 RSUs will vest on December 31 in each of 2008, 2009 and 2010.

(7)	Effective as of January 8, 2007, Mr. Roberts no longer served as our Chief Operating Officer.

(8)	Mr. You served as our Chief Executive Officer until he left the Company on December 3, 2007. Mr. You’s “All Other Compensation” consists of $17,848 in commuting expenses, $8,730 in tax equalization payments with respect to the reimbursement of certain state taxes paid by Mr. You resulting from work performed outside his state of residence, $7,810 for temporary living accommodations and $72,849 in accrued and unused personal days paid in connection with his leaving the Company.

Grants of Plan-Based Awards

The following table provides information relating to equity awards made in 2007 to our named executive officers.

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
									Number of	Number of	or Base	Value of
									Shares of	Securities	Price of	Stock and
		Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock	Underlying	Option	Option
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	Approval Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($) (1)

F. Edwin Harbach (2)	1/8/2007	1/8/2007	—	—	—	—	—	—	888,325	—	—	$7,000,001
Judy A. Ethell (3)	3/13/2007	3/13/2007	—	—	—	0	306,905	767,263	—	—	—	3,477,238
Laurent C. Lutz (4)	3/13/2007	3/13/2007	—	—	—	0	383,632	959,080	—	—	—	4,346,547
	10/23/2007	2/24/2006	—	—	—	—	146,444	—	—	—	—	700,002
Roderick C. McGeary (5)	2/12/2007	2/12/2007	—	—	—	—	29,197	—	—	—	—	239,999
	3/13/2007	3/13/2007	—	—	—	0	255,754	639,385	—	—	—	2,897,693
Richard J. Roberts (6)	3/13/2007	3/13/2007	—	—	—	0	63,939	159,848	—	—	—	724,425
Harry L. You (7)	2/12/2007	2/12/2007	—	—	—	—	72,992	—	—	—	—	599,994
	3/13/2007	3/13/2007	—	—	—	0	959,079	2,397,698	—	—	—	10,866,365

(1)	Amounts reflected in the “Grant Date Fair Value of Stock and Option Awards” column reflect the amount recognized for financial statement purposes in 2007 in accordance with SFAS 123(R) for equity award expense. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the named executive officers. Whether and to what extent a named executive officer realizes value will depend on various factors, including actual operating performance, stock price fluctuations and the named executive officer’s continued employment. For a discussion of the assumptions used by the Company in calculating these amounts, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Accounting for Stock-Based Compensation,” and Note 13, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in our 2007 Annual Report.

(2)	Mr. Harbach was granted 888,235 RSUs on January 8, 2007, of which 222,081 RSUs vested on January 8, 2008, 222,081 RSUs will vest on January 8 in each of 2009 and 2010, and 222,082 RSUs will vest on January 8, 2011, in connection with his appointment as Chief Operating Officer of the Company. In addition, on January 2, 2008, Mr. Harbach was granted the following awards in connection with his promotion to Chief Executive Officer of the Company: (i) stock options to purchase up to 1,232,600 shares of our common stock (at an exercise price of $2.76 per share), 25% of which will vest on January 2 in each of the years 2009 through 2012, and (iii) 199,275 RSUs, of which 49,818 will vest on January 2, 2009 and 49,819 will vest on January 2 in each of 2010 through 2012.

(3)	Ms. Ethell was granted 306,905 PSUs on March 13, 2007; however, in connection with the Separation and Release of Claims Agreement entered into by Ms. Ethell and the Company, the PSUs were forfeited.

(4)	Mr. Lutz was granted the following awards: (i) 383,632 PSUs were granted on March 13, 2007; and (ii) 146,444 RSUs were granted as of October 23, 2007 pursuant to his employment agreement, of which 36,611 RSUs vested on December 31, 2007, and 36,611 RSUs will vest on December 31 in each of the years 2008 through 2010. The PSUs will vest on December 31, 2009 if two performance-based metrics are achieved. For more information on the RSU grant, see Footnote 6 to the “Summary Compensation Table” above.

(5)	Mr. McGeary was granted the following awards: (i) 29,197 RSUs were granted on February 12, 2007, of which 7,299 RSUs vested on February 12, 2008, 7,299 RSUs will vest on February 12 in each of the years 2009 and 2010, and 7,300 RSUs will vest on February 12, 2011; and (ii) 255,754 PSUs were granted on March 13, 2007. Effective as of December 31, 2007, the vesting of the RSUs was accelerated and the PSUs were forfeited in connection with Mr. McGeary’s retirement from the Company.

(6)	Mr. Roberts was granted 63,939 PSUs on March 13, 2007. The PSUs will vest on December 31, 2009 if two performance-based metrics are achieved.

(7)	Mr. You was granted the following awards: (i) 72,992 RSUs were granted on February 12, 2007, of which 18,248 RSUs were scheduled to vest on February 12 in each of 2008, 2009, 2010 and 2011; and (ii) 959,079 PSUs were granted on March 13, 2007. The PSUs were scheduled to vest on December 31, 2009 if two performance-based metrics were achieved. When Mr. You left the Company, both of these awards were forfeited.

Outstanding Equity Awards at Fiscal Year-End (December 31, 2007)

The following table provides information regarding the value of all unexercised options and unvested restricted stock units previously awarded to our named executive officers as of December 31, 2007.

	Option Awards					Stock Awards(1)
									Equity
									Incentive
									Plan Awards:
			Equity					Equity	Market
			Incentive					Incentive	or Payout
			Plan Awards:				Market	Plan Awards:	Value of
	Number of	Number of	Number of			Number of	Value of	Number of	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Unearned Shares,	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Other Rights	Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have not	Have not	That Have	That Have
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	not Vested (#)	not Vested ($)

F. Edwin Harbach (2)	—	—		$—	—	888,325 (2)	$2,513,960	—	$—
Judy A. Ethell	300,000 (3)	—	300,000 (3)	8.70	9/19/2016	—	—	105,400 (3)	298,282
Laurent C. Lutz	—	—	—	—	—	109,833 (4)	310,827	—	—
Roderick C. McGeary	7,928	—	—	55.50	6/30/2010	(5)	—	—	—
	15,000	—	—	16.38	4/24/2011	—	—	—	—
	450,000	—	—	9.00	11/19/2014	—	—	—	—
Richard J. Roberts	11,982	—	—	18.00	7/31/2010	69,883 (6)	197,769	—	—
	53,205	—	—	18.00	2/8/2011	—	—	—	—
	50,000	—	—	13.30	7/24/2011	—	—	—	—
	11,611	—	—	11.01	9/3/2012	—	—	—	—
	70,000	—	—	10.01	9/3/2012	—	—	—	—
	125,000	—	—	8.19	8/28/2013	—	—	—	—
	60,000	—	—	9.15	10/4/2014	—	—	—	—
Harry L. You	1,000,000 (7)	—	—	7.55	3/18/2015	(8)	—	—	—

(1)	Due to the terms of the PSUs and the fact that no determinations regarding the vesting of PSUs can be made until December 31, 2009, PSU awards are not included in this table.

(2)	Mr. Harbach received a grant of 888,325 RSUs on January 8, 2007, of which 222,081 RSUs vested on January 8, 2008, 222,081 RSUs will vest on January 8 in 2009 and 2010, and 222,082 RSUs will vest on January 8, 2011. Mr. Harbach did not receive an additional grant of RSUs in 2007 since he received the RSU grant earlier in the year. In addition, the amounts reflected above do not include grants made on January 2, 2008 in connection with Mr. Harbach’s promotion to Chief Executive Officer. For information regarding these grants, see Footnote 1 to “—Grants of Plan-Based Awards” above.

(3)	On September 19, 2006, Ms. Ethell was granted stock options to purchase up to 600,000 shares of our common stock, of which 25% vested upon grant, 25% vested on each of July 1, 2007 and July 1, 2008 and, subject to achievement of certain performance criteria, 25% was scheduled to vest on July 1, 2009. On September 19, 2006, Ms. Ethell was also granted: (i) 292,000 RSUs, of which 204,400 RSUs vested upon grant, 29,200 RSUs vested on each of July 1, 2007 and July 1, 2008, and, subject to achievement of certain performance criteria, 29,200 RSUs were scheduled to vest on July 1, 2009; and (ii) 94,000 RSUs, of which 23,500 RSUs vested upon grant, 23,500 RSUs vested on each of July 1, 2007 and July 1, 2008, and, subject to achievement of certain performance criteria, and 23,500 RSUs were scheduled to vest on July 1, 2009. In accordance with the separation agreement entered into with Ms. Ethell dated as of May 12, 2008, the stock options and RSUs otherwise scheduled to vest on July 1, 2009 vested on July 1, 2008. In addition, on March 13, 2007, Ms. Ethell was granted 306,905 PSUs; however, in connection with the Separation and Release of Claims Agreement entered into by Ms. Ethell and the Company, the PSUs were forfeited.

(4)	On October 23, 2007, Mr. Lutz was granted 146,444 RSUs, of which 36,611 RSUs vested on December 31, 2007 and 36,611 will vest on December 31 in each of 2008 through 2010. In addition, on March 13, 2007, Mr. Lutz was granted 383,632 PSUs, which will vest on December 31, 2009 if two performance-based metrics are achieved.

(5)	Mr. McGeary was granted the following awards: (i) effective as of September 25, 2006, Mr. McGeary was granted 29,411 RSUs, of which 7,352 RSUs vested on January 1, 2007 and 7,353 RSUs were scheduled to vest on January 1 in each of the years 2008 through 2010; and (ii) on February 12, 2007, Mr. McGeary was granted 29,197 RSUs, of which 7,299 RSUs vested on February 12, 2008, 7,299 RSUs will vest on February 12 in each of 2009 and 2010 and 7,300 RSUs will vest on February 12, 2011. In addition, on March 13, 2007, Mr. McGeary was granted 255,754 PSUs. Effective as of December 31, 2007, the vesting of the RSUs was accelerated and the PSUs were forfeited in connection with Mr. McGeary’s retirement from the Company.

(6)	As of December 31, 2007, all of Mr. Roberts’ stock option grants were fully vested. Effective as of September 25, 2006, Mr. Roberts was granted 93,177 RSUs, of which 23,294 RSUs vested on January 1 in each of 2007 and 2008, 23,294 RSUs will vest on January 1, 2009 and 23,295 RSUs will vest on January 1, 2010. On March 13, 2007, Mr. Roberts was also granted 63,939 PSUs, which will vest on December 31, 2009 if two performance-based metrics are achieved.

(7)	Mr. You was granted stock options to purchase up to 2,000,000 shares of our common stock, which options vest 25% on March 18 in each of 2006 through 2009. In connection with Mr. You leaving the Company on December 3, 2007, Mr. You’s vested stock options expired on March 3, 2008.

(8)	As of December 3, 2007, all unvested RSUs and PSUs were forfeited in connection with Mr. You leaving the Company.

Option Exercises and Stock Vested

The following table provides information regarding restricted stock units that vested during 2007 with respect to our named executive officers. No options were exercised in 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
Name	Exercise (#)	on Exercise ($)	Vesting (#)	Vesting ($) (1)

F. Edwin Harbach	—	$—	—	$—
Judy A. Ethell	—	—	52,700	385,237
Laurent C. Lutz	—	—	36,611	103,609
Roderick C. McGeary (2)	—	—	58,608	202,915
Richard J. Roberts	—	—	23,294	183,324
Harry L. You	—	—	62,500	471,875

(1)	Amounts reflect the value of awards realized by the named executive officer and are computed by multiplying the number of vested shares by the closing price of the Company’s stock on the date of vesting.

(2)	Effective December 31, 2007, pursuant to the terms of his award agreement, the vesting of all RSUs granted to Mr. McGeary was accelerated in connection with his retirement from the Company.

Pension Benefits

Our only retirement plan for our U.S.-based associates, including our named executive officers, is our 401(k) plan. We do not have a pension plan in which our named executive officers are eligible to participate.

Nonqualified Deferred Compensation Plans

We have a “Deferred Compensation Plan” and a “Managing Directors Deferred Compensation Plan,” which are designed to permit a select group of management and highly compensated employees who contribute materially to our continued growth, development and future business success to accumulate additional income for retirement and other personal financial goals through plans that enable the participants to make elective deferrals of compensation to which they will become entitled in the future. Our deferred compensation plans are nonqualified and unfunded, and participants are unsecured general creditors of the Company with respect to their accounts. Our managing directors, including our named executive officers, and other highly compensated executives selected by the plans’ administrative committee are eligible to participate in the plans. To date, none of our named executive officers have participated in any of our deferred compensation plans.

Employment Agreements

Managing Director Agreements.  We have entered into a Managing Director Agreement (a “Managing Director Agreement”) with each of our approximately 660 managing directors, including each of our named executive officers. Pursuant to the Managing Director Agreement, we provide up to six months’ pay for certain terminations of employment by us. In addition, the Managing Director Agreement contains non-competition and non-solicitation provisions for a period of up to two years after such executive’s termination of employment or resignation.

With respect to our named executive officers, we entered into the following employment agreements. Generally, each of these arrangements provided for participation in all benefit, fringe and perquisite plans, practices, programs, policies and arrangements generally provided to senior executives of the Company at a level commensurate with the executive’s position.

Employment Agreement for F. Edwin Harbach.  Effective December 31, 2007, we entered into the following arrangements with Mr. Harbach, in connection with his promotion to Chief Executive Officer. In establishing his new arrangements, as well as terminating or amending the agreements previously executed with Mr. Harbach when he first joined the Company, we have endeavored to adjust Mr. Harbach’s compensation to reflect his new position as Chief Executive Officer and also to more closely align most of the terms of his employment agreements with current standard terms utilized in agreements with our other managing directors. Mr. Harbach’s employment agreement provides for the following:

•	Termination of Prior Agreements. Effective as of December 31, 2007, Mr. Harbach’s previous employment agreement, Managing Director Agreement and Special Termination Agreement were terminated. Mr. Harbach’s annual base salary and bonus compensation for 2007 can be found in the “Summary Compensation Table” above, and information regarding his equity awards are included under “— Outstanding Equity Awards at Fiscal Year-End (December 31, 2007),” in each instance pursuant to his previous employment agreement.

•	Compensation. Mr. Harbach’s compensation for 2008 will be:

•	Mr. Harbach’s annual base salary for 2008 is $900,214. In addition, starting in 2008, Mr. Harbach will be eligible for an annual performance bonus with a target amount of 100% of his annual base salary for the year with respect to which the performance bonus is being awarded, based on his ability to achieve all performance objectives as established for the applicable year by the Committee.

•	On January 2, 2008, Mr. Harbach received a grant of 199,275 RSUs and a grant of stock options pursuant to the LTIP, with an exercise price of $2.76 per share, to purchase 1,232,600 shares of common stock of the Company. The RSUs and the stock options vest in equal 25% increments on each of the next four anniversary dates of such grant date, provided that Mr. Harbach’s employment has not terminated prior to such date. Furthermore, all of the RSUs will vest upon the termination of Mr. Harbach’s employment due to his death, disability or retirement.

•	Effective as of December 31, 2007, the terms of Mr. Harbach’s prior RSU grant of 888,325 restricted stock units awarded to him in January 2007 was amended to provide that in the event of a Change in Control (as defined in the LTIP), the RSUs will become 100% vested and nonforfeitable effective as of the date of such Change in Control, provided that Mr. Harbach’s employment has not terminated prior to such date. This amendment conforms the vesting of the RSUs upon a change in control to that contained in all other RSU awards granted by the Company. Previously, the RSUs would have vested only upon (i) a Change in

Control and (ii) Mr. Harbach’s termination by the Company for any reason other than for cause within three years following a Change in Control.

•	Living Expenses. Mr. Harbach will be reimbursed for monthly rental payments for his current apartment lease in New York City. The Committee of the Board will review its decision to provide this reimbursement at each lease renewal date.

•	Indemnification. We agreed to indemnify Mr. Harbach with respect to his activities on behalf of the Company to the fullest extent permitted by law and the Company’s Articles of Incorporation.

•	Termination Payments. Mr. Harbach is entitled to certain termination payments under his employment agreement, which are described below under “—Potential Payments upon Termination of Employment or Change in Control.”

In addition, Mr. Harbach and the Company entered into a new Managing Director Agreement and Special Termination Agreement, effective as of December 31, 2007.

•	Managing Director Agreement. Mr. Harbach’s Managing Director Agreement is the standard form currently utilized for all new managing directors of the Company. The Managing Director Agreement contains noncompetition and non-solicitation provisions that apply for a period of two years after his termination or resignation.

•	Special Termination Agreement. The term of Mr. Harbach’s Special Termination Agreement is three years (subject to potential one-year extensions) or, if longer, two years after a Change in Control. If, after a Change in Control and during the term of the Special Termination Agreement, the Company terminates Mr. Harbach’s employment other than for Cause or Disability (as defined in the Special Termination Agreement) or if he terminates his employment within 60 days after any decrease of his base salary by 20% or more after such Change in Control, Mr. Harbach is entitled to certain benefits, including the payment of approximately one year’s compensation (based on salary plus potential bonus).

Employment Agreement for Judy A. Ethell.  Effective as of July 1, 2005, we entered into the following arrangements with Judy A. Ethell, our former Chief Financial Officer:

•	Compensation. Information regarding Ms. Ethell’s annual base salary and bonus compensation can be found in the “Summary Compensation Table” above. Information regarding equity awards issued to Ms. Ethell pursuant to her employment arrangements are included under “Outstanding Equity Awards at Fiscal Year-End (December 31, 2007)” above.

•	Indemnification. We agreed to indemnify Ms. Ethell with respect to her activities on behalf of the Company, for any failure of the Company to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and for certain other matters.

•	Termination Payments. Ms. Ethell is entitled to certain termination payments under her employment agreement, which are described below under “—Potential Payments upon Termination of Employment or Change in Control.”

As of May 13, 2008, Judy A. Ethell no longer held the positions of Chief Financial Officer or Chief Accounting Officer; however, Ms. Ethell agreed to continue as an employee until July 31, 2008 to assist with the transition to our new chief financial officer. As of August 1, 2008, Ms. Ethell was no longer an employee of the Company. We have entered into an Separation and Release of Claims Agreement dated as of May 12, 2008 with Ms. Ethell that includes the terms set forth below. The terms of the agreement are in lieu of certain applicable provisions of Ms. Ethell’s existing employment arrangements, including severance payments and payment upon a change of control.

•	Lump Sum Payment. Ms. Ethell will receive a payment in the amount of $1,740,000 to be paid in a lump sum on or about February 1, 2009.

•	Restricted Stock Units. On July 1, 2008, Ms. Ethell vested in RSUs otherwise scheduled to vest on July 1, 2009 and shall therefore, as of July 31, 2008, be vested in all 386,000 RSUs granted in Ms. Ethell’s two RSU agreements.

•	Stock Options. On July 1, 2008, Ms. Ethell vested in stock options otherwise scheduled to vest on July 1, 2009 pursuant to the BearingPoint Stock Option Agreement and the terms of Ms. Ethell’s September 19, 2006 Award Notice.

•	Change of Control Payment. If we experience a change of control prior to January 31, 2009, we have agreed to make a lump sum payment of $1,400,000 to Ms. Ethell.

•	Release of Claims. In consideration of the above listed payments and actions, Ms. Ethell has agreed to release us of all claims (other than those limited types of claims expressly set forth in the agreement) related to her employment, including amounts potentially owed to Ms. Ethell pursuant to her existing employment arrangements.

Employment Agreement for Laurent C. Lutz.  Effective as of October 17, 2006, the Board determined that Laurent C. Lutz, our Chief Legal Officer and Secretary, was an executive officer of the Company. Effective as of February 27, 2006, we had entered into the following arrangements with Mr. Lutz:

•	Compensation. Information regarding Mr. Lutz’s annual base salary and bonus compensation can be found in the “Summary Compensation Table” above. Information regarding equity awards issued to Mr. Lutz and non-equity incentive plan compensation awarded to Mr. Lutz are included under “Outstanding Equity Awards at Fiscal Year-End (December 31, 2007)” and “Grants of Plan-Based Awards” above.

•	Indemnification. We agreed to indemnify Mr. Lutz in the event that any activity he undertakes on behalf of the Company is challenged as being in violation of any agreement he may have with a prior employer and for certain other matters. In addition, Mr. Lutz is entitled to receive a gross-up for any payment to him under any of his agreements that would be subject to a surtax imposed by Section 409A of the Internal Revenue Code or for any interest or penalties thereon.

•	Termination Payments. Mr. Lutz is entitled to certain termination payments under his employment agreement, which are described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Employment Agreement for Harry L. You.  Effective as of December 3, 2007, Mr. You left the Company. Pursuant to the terms of his employment agreement, Mr. You was paid for all accrued and unused personal days.

Potential Payments upon Termination or Change of Control

Severance Payments under Managing Director Agreements.  Under our Managing Director Agreements, we provide up to six months’ pay for terminations of employment by us other than for “cause,” as defined in the agreements. In addition, these agreements contain non-competition and non-solicitation provisions that apply for a period of up to two years after such executive’s termination of employment or resignation.

Severance Payments under Employment Agreements.  Under our employment agreements with Mr. Harbach, Ms. Ethell and Mr. Lutz, we state that upon termination of the individual’s employment by us without “cause” or by the individual “for good reason” (as defined in the agreements), within 30 days after our receipt of a fully executed release, we will make a severance payment to the individual. These severance payments are significantly higher than those that we would pay under our Managing Director Agreements.

Termination Payments under Special Termination Agreements.  We have entered into special termination agreements (each, a “Special Termination Agreement”) with certain key personnel. The purpose of the Special Termination Agreement is to ensure that these executives are properly protected in the event of a change in control of the Company, thereby enhancing our ability to hire and retain them. The terms of the Special Termination Agreements vary up to a maximum of three years, which terms automatically renews for additional one-year terms unless we give notice that the agreement will not be renewed, or, if later, two years after a change in control. The protective provisions of the Special Termination Agreement become operative only upon a change in control, as defined in the agreement.

All Special Termination Agreements signed on or after August 1, 2006 specify that if, after a change in control and during the term of the agreement, we terminate the executive’s employment other than for “cause” (as defined in the agreements) or the executive terminates his employment because his salary was reduced by at least 20%, the executive is entitled to certain benefits. Generally, Special Termination Agreements signed before August 1, 2006 specify that if, after a change in control and during the term of the agreement, we terminate the executive’s employment other than for “cause” or if the executive terminates his employment for specified reasons (including if his responsibilities have been materially reduced or adversely modified or his compensation has been reduced), the executive is entitled to certain benefits. Under the Special Termination Agreements, these benefits generally include the payment of approximately one year’s compensation, based on salary plus bonus as specified in the agreement, continued coverage under our welfare benefit plans (e.g., medical, life insurance and disability insurance) for up to two years at no cost and outplacement counseling.

The Special Termination Agreements that we entered into with Ms. Ethell and Messrs. Lutz and Roberts differ, in some respects, from the standard form of Special Termination Agreement. Mr. Harbach’s Special Termination Agreement was amended, effective December 31, 2007, to conform to the standard form. For a discussion of potential payments to our named executive officers pursuant to their respective Special Termination Agreements upon a change in control and other triggering events, please see the table below.

Potential Payments
Upon Termination of Employment or Change-in-Control
as of December 31, 2007

The table below sets forth the potential payments that generally would have been payable to each of our named executive officers as of December 31, 2007 if:

•	the named executive officer’s employment were terminated by us without “Cause” (as defined in such named executive officer’s employment agreement) or by the named executive officer for “Good Reason” (as defined in such named executive officer’s employment agreement); and

•	the named executive officer’s employment (a) were terminated by us within two years after a Change in Control (as defined in such named executive officer’s Special Termination Agreement) for any reason other than “Cause” (as defined in such named executive officer’s Special Termination Agreement) or if the executive became permanently disabled or was unable to work for a period of 180 consecutive days, (b) (i) were involuntarily terminated by us

(other than for Cause) or (ii) were terminated by the named executive officer following a reduction or adverse change in the named executive officer’s duties or compensation, in each case within six months prior to a Change in Control and in anticipation of a Change in Control or (c) were terminated by the named executive officer during the term of the Special Termination Agreement but after a Change in Control if one of the events specified in such named executive officer’s Special Termination Agreement has occurred.

	Termination of		Change in
Name*	Employment (1) (2)		Control (2) (3)

F. Edwin Harbach	$2,815,886	(4)	$5,642,648	(5)
Judy A. Ethell	1,298,693	(6)	7,457,748	(7)
Laurent C. Lutz	2,031,039	(8)	8,095,839	(9)
Richard J. Roberts	317,763	(10)	2,006,024	(11)

*	The Company has not provided information regarding Messrs. McGeary and You as they are no longer employees of the Company. Mr. McGeary retired from the Company, effective December 31, 2007, and Mr. You’s departure from the Company was effective on December 3, 2007. Pursuant to the terms of his employment agreement, Mr. You was paid $72,849 for all accrued and unused personal days.

(1)	Amounts set forth in the table for Mr. Harbach, Ms. Ethell and Mr. Lutz reflect the severance payments payable under their respective employment agreements. If Mr. Harbach, Ms. Ethell or Mr. Lutz’s employment is not terminated (i) by us without “Cause” (as defined in such named executive officer’s employment agreement) or (ii) by the named executive officer for “Good Reason” (as defined in such named executive officer’s employment agreement), then such named executive officer may still be eligible to receive payments representing earned but unpaid salary and bonus amounts, any unpaid accrued personal days or unreimbursed business expenses and any other amounts due under the Company’s benefit plans. If Mr. Harbach, Ms. Ethell or Mr. Lutz does not qualify for payment under any of the provisions of their respective employment agreements, they may be eligible to receive severance payments under their respective Managing Director Agreements if their employment is terminated other than for Cause (as defined in the respective Managing Director Agreement) or for no reason. Such payments would generally consist of all earned and unpaid base salary plus a payment equal to three months’ pay at such named executive officer’s current base salary. Amounts payable under the Managing Director Agreements for Mr. Harbach, Ms. Ethell and Mr. Lutz as of December 31, 2007 would have been $175,000 and $130,000, respectively. Amounts set forth in the table for Mr. Roberts reflect the severance payments payable under his Managing Director Agreement.

(2)	The dollar amounts in the table with respect to RSUs and PSUs that accelerate upon a termination, Change in Control or other triggering event assume a $2.83 per share price for our common stock (the closing price on December 31, 2007).

(3)	Amounts set forth in the table for Mr. Harbach, Ms. Ethell, Mr. Lutz and Mr. Roberts reflect the termination payments payable governed under their respective Special Termination Agreements upon a Change of Control (as defined in such agreements). Even if Mr. Harbach, Ms. Ethell or Mr. Lutz is not eligible to receive the payments set forth in the table above upon a change in control (as defined in the Special Termination Agreements), all unvested options, RSUs and PSUs held will immediately vest upon the occurrence of a Change of Control (as defined under the LTIP) pursuant to such named executive officer’s employment agreement. In addition, the Change of Control provisions under the LTIP generally provide that any unvested portion of stock option grants, RSUs and PSUs will vest upon the occurrence of a Change of Control (as defined in the LTIP). See “Change of Control Provisions Under the LTIP” below. Furthermore, if such named executive officer is not eligible to receive the payments and other benefits specified in his or her Special Termination Agreement upon a change in control, such named executive officer may be eligible to receive the payments payable upon termination of employment under such individual’s employment agreement, as specified in this table and the related footnotes.

(4)	Under Mr. Harbach’s employment agreement in effect as of December 31, 2007, Mr. Harbach would have been entitled to the following: (i) payment equal to two times the sum of his (A) annual base salary ($700,000) and (B) bonus compensation of $350,046, (ii) payment of accrued and unused personal days ($65,310), (iii) payment of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for a period of 18 months after termination ($21,995), and (iv) the vesting of an additional 222,081 RSUs that would have vested within the first anniversary of the termination date ($628,489).

(5)	Under Mr. Harbach’s Special Termination Agreement in effect as of December 31, 2007, Mr. Harbach would have been entitled to the following: (i) payment equal to the sum of his (A) annual base salary in 2007 ($700,000) and (B) bonus compensation of $350,046, (ii) for a period of 2 years after his termination, continuation of medical, dental, life insurance, disability, accidental death and dismemberment benefits and other welfare benefits, subject to certain exceptions ($21,897), (iii) pursuant to the terms of Mr. Harbach’s RSU grant, in the event of a Change in Control, the vesting of all unvested RSUs (an additional 888,325 RSUs valued at $2,513,960), (iv) reimbursement for outplacement services, (v) payment of any earned but unpaid salary, bonus or incentive compensation and (vi) an additional tax gross-up payment of $2,056,745, which excludes tax gross-up payments that may be payable under his Special Termination Agreement to offset the impact of excise taxes that may be imposed under provisions of the Internal Revenue Code.

(6)	Under Ms. Ethell’s employment agreement, Ms. Ethell would have been entitled to (i) payment equal to the sum of her (A) annual base salary ($520,000) and (B) target bonus ($520,000), (ii) payment of accrued and unused personal days ($94,412), (iii) payment of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period of 18 months after termination ($15,140), and the vesting of an additional 150,000 options and 52,700 RSUs that would have vested within the first anniversary of the termination date ($149,141). Effective as of May 13, 2008, Ms. Ethell no longer held the positions of Chief Financial Officer or Chief Accounting Officer and as of August 1, 2008, she is no longer an employee of the Company. For a description of payments actually payable to Ms. Ethell pursuant to her Separation and Release of Claims Agreement, see “— Employment Agreements — Employment Agreement for Judy A. Ethell.”

(7)	Under Ms. Ethell’s Special Termination Agreement, Ms. Ethell would have been entitled to the following: (i) payment equal to 299% of the sum of her (A) annual base salary in 2007 ($520,000) and (B) target bonus for 2007 ($520,000), (ii) for a period of 2 years after her termination, continuation of medical, dental, life insurance, disability, accidental death and dismemberment benefits and other welfare benefits, subject to certain exceptions ($15,546), (iii) if Ms. Ethell’s employment is terminated by us (other than for Cause) or there is a reduction or adverse change in Ms. Ethell’s duties or compensation and Ms. Ethell terminates her employment within six months prior to a Change of Control and in anticipation of a Change of Control, the vesting of all unvested options, RSUs and PSUs (an additional 300,000 options, 105,400 RSUs and 306,905 PSUs (assuming the PSUs vest at 100%) valued at $1,166,823), (iv) reimbursement for outplacement services, (v) payment of any earned but unpaid salary, bonus or incentive compensation and (vi) an additional tax gross-up payment of $3,165,779, which excludes tax gross-up payments that may be payable under her Special Termination Agreement to offset the impact of excise taxes that may be imposed under provisions of the Internal Revenue Code. Effective as of May 13, 2008, Ms. Ethell no longer held the positions of Chief Financial Officer or Chief Accounting Officer and as of August 1, 2008, she is no longer an employee of the Company. For a description of payments actually payable to Ms. Ethell pursuant to her Separation and Release of Claims Agreement, see “— Employment Agreements — Employment Agreement for Judy A. Ethell.”

(8)	Under Mr. Lutz’s employment agreement, Mr. Lutz would have been entitled to (i) payment equal to the sum of his (A) annual base salary ($520,000) (or, in the event of termination by Good Reason (as defined in his employment agreement), 1 and 1/2 times annual base salary) and (B) target bonus ($520,000), (ii) payment of accrued and unused personal days ($64,197), (iii) payment of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for a period of 18 months after termination ($21,995), (iv) vesting of an additional 36,611 RSUs scheduled to vest on the next vesting date following the termination date ($103,609) and (v) an additional tax gross-up payment of $801,238.

(9)	Under Mr. Lutz’s Special Termination Agreement, Mr. Lutz would have been entitled to the following: (i) payment equal to 299% of the sum of his (A) annual base salary in 2007 ($520,000) and (B) target bonus for 2007 ($520,000), (ii) for a period of 2 years after his termination, continuation of medical, dental, life insurance, disability, accidental death and dismemberment benefits and other welfare benefits, subject to certain exceptions ($20,932), (iii) if Mr. Lutz’s employment is terminated by us (other than for Cause) or there is a reduction or adverse change in Mr. Lutz’s duties or compensation and Mr. Lutz terminates his employment within six months prior to a Change of Control and in anticipation of a Change of Control, the vesting of all unvested RSUs and PSUs (an additional 109,833 RSUs and 383,632 PSUs (assuming the PSUs vest at 100%) valued at $1,396,506), (iv) reimbursement for outplacement services, (v) payment of any earned but unpaid salary, bonus or incentive compensation and (vi) an additional tax gross-up payment of $3,193,801, which excludes tax gross-up payments that may be payable under his Special Termination Agreement to offset the impact of excise taxes that may be imposed under provisions of the Internal Revenue Code. In addition, pursuant to his employment agreement, Mr. Lutz would have been entitled, as of December 31, 2007, to the acceleration of the remaining portion of his unpaid retention bonus ($375,000) upon a Change in Control (as defined in his Special Termination Agreement).

(10)	Under Mr. Roberts’ Managing Director Agreement, Mr. Roberts would have been entitled to payment equal to six months of his base salary ($635,525).

(11)	Under Mr. Roberts’ Special Termination Agreement, Mr. Roberts would have been entitled to the following: (i) payment equal to the sum of his (A) annual base salary in 2007 ($635,525) and (B) potential bonus or incentive compensation (20% of base salary or $127,105), (ii) for a period of 2 years after his termination, continuation of medical, dental, life insurance, disability, accidental death and dismemberment benefits and other welfare benefits, subject to certain exceptions ($18,154), (iii) if Mr. Roberts’ employment is terminated by us (other than for Cause) or (ii) there is a reduction or adverse change in Mr. Roberts’ duties or compensation and Mr. Roberts terminates his employment within six months prior to a Change of Control and in anticipation of a Change of Control, the vesting of all unvested RSUs and PSUs (an additional 69,883 RSUs and 63,939 PSUs (assuming the PSUs vest at 100%) valued at $378,716), (iv) reimbursement for outplacement services, (v) payment of any earned but unpaid salary, bonus or incentive compensation and (vi) an additional gross-up payment of $846,524, which excludes tax gross-up payments that may be payable under his Special Termination Agreement to offset the impact of excise taxes that may be imposed under provisions of the Internal Revenue Code.

Change of Control Provisions Under the LTIP.  In addition to the provisions in the agreements referred to above, in the event of certain “Changes of Control” of the Company, any non-vested portion of stock option grants, RSUs and other awards made under the LTIP will generally vest, and any contractual transfer restrictions on restricted stock or other shares issued upon the settlement of RSUs will be released except under the PSU awards. If such a Change of Control were to occur, all stock options not yet exercisable, including those of our named executive officers set forth in the table captioned “Outstanding Equity Awards at Fiscal Year-End (December 31, 2007)” would vest. Upon a Change of Control, for PSU awards, the growth target in CBUC will be waived and the acquiring company may (i) substitute the PSUs for the right to receive the acquiring company’s stock with the same vesting and settlement schedule, (ii) accelerate and settle in cash the ratable number of PSUs that would vest through the date of Change in Control and replace the remaining PSUs with a cash incentive bonus program that provides for an opportunity to earn up to the value of the remaining PSUs or (iii) if neither of the above options is selected, then the PSUs will vest and settle and be payable within 10 days of the Change of Control.

Managing Director Compensation Plan

In January 2006, the Committee approved and authorized the development of our MD Compensation Plan. The MD Compensation Plan was designed to be a comprehensive cash and equity-based compensation program for the managing directors of the Company and was intended to replace the previous cash-based compensation program for such individuals. Generally, all managing directors, including our named executive officers, are eligible to participate in the MD Compensation Plan. The primary goal of the MD Compensation Plan is to align the compensation of our managing directors with those of our stockholders, and the plan is designed to offer transparency into the Company’s executive compensation program, align Company performance and individual performance, provide a fair and objective basis for assessing performance, link managing director roles and responsibilities to the Company’s business objectives and enhance the accountability of the Company’s executives. Under the MD Compensation Plan, a managing director’s compensation may include the following components: (i) RSUs; (ii) target compensation (which may be cash or equity); (iii) performance compensation; and (iv) additional breakthrough awards.

For 2006 and 2007, our MD Compensation Plan was not fully activated because we were not current in the filing of our SEC periodic reports. Even though the target levels of profitability under the MD Compensation Plan were not achieved in either year, we decided to pay performance-based cash bonuses for retention purposes and because we were able to sustain our underlying operations and our core business continued to perform, despite the issues we continue to face with respect to our financial accounting systems and efforts to become timely in our SEC periodic reports.

In 2007, upon the recommendation of our Chief Executive Officer, the Compensation Committee of our Board agreed, for 2008, not to activate the provision of our MD Compensation Plan that provides for 20% of a managing director’s salary to be paid two fiscal quarters after the compensation has been earned, as determined by the Company’s performance. We are currently evaluating portions of the MD Compensation Plan to better align the compensation of our MDs to both market and business performance.

DIRECTOR COMPENSATION

Non-employee directors, those who are not employed by us on a full-time or other basis, receive compensation for their service on our Board. The goals for non-employee director compensation are to fairly pay directors for their service, to align directors’ interests with the long-term interests of our stockholders and to have a structure that is transparent. An employee director receives no additional compensation for their service on the Board.

In 2007, non-employee director compensation included the following elements:

•	an annual fee of $40,000;

•	a meeting fee of $2,000 for attendance in person at any meeting of the Board or a committee of the Board and $1,000 for attendance by telephone (members of the Audit Committee are paid $2,000 for attendance at any Audit Committee meeting, whether they attended in person or by telephone);

•	a grant of stock options to purchase up to 15,000 shares of common stock upon initial election to the Board; and

•	a grant of stock options to purchase up to 5,000 shares of common stock upon initial election as the Chair of the Audit Committee.

Under the 2000 Amended and Restated LTIP, automatic grants of restricted stock awards ceased as of January 1, 2007. The Company may, in its discretion, provide discretionary grants. The Committee determined to grant 8,000 shares of restricted common stock to each non-employee director for service performed in 2007.

On December 31, 2007, Roderick McGeary, Chairman of the Board, retired as an employee of the Company. On January 1, 2008, the Compensation Committee of the Board approved an annual fee of $150,000 payable to Mr. McGeary, as compensation for his ongoing services as Chairman of the Board. This fee is in addition to the $40,000 annual fee payable to the Company’s non-employee directors.

In January 2008, the Nominating and Corporate Governance Committee of the Board performed a review of our non-employee director compensation policy and determined not to make any changes to non-employee director compensation for 2008, although it agreed to consider re-addressing the policy later in the year.

Eddie R. Munson, a director and former member of the Audit Committee, agreed to serve as our Chief Financial Officer, effective as of June 4, 2008, on an interim basis. Effective July 15, 2008, Spencer Fleischer resigned from our Board.

2007 Director Compensation Table

	Fees Earned
	or Paid
	in Cash	Stock Awards	Option Awards	Total
Name	($) (1)	($) (4)	($) (5) (6)	($)

Douglas C. Allred	$85,000	$15,520	$—	$100,520
Betsy J. Bernard	84,000	15,520	—	99,520
Spencer C. Fleischer	84,000	15,520	—	99,520
Jill S. Kanin-Lovers (2)	71,000	15,520	30,946	117,466
Wolfgang H. Kemna	85,000	15,520	—	100,520
Albert L. Lord	94,000	15,520	—	109,520
Eddie R. Munson (3)	51,000	15,520	6,662	73,182
J. Terry Strange	124,000	15,520	—	139,520

(1)	Unless otherwise noted, “Fees Earned or Paid in Cash” amounts consist of amounts paid for Board service rendered in 2007.

(2)	Ms. Kanin-Lovers was elected to the Board on May 10, 2007.

(3)	Mr. Munson was elected to the Board on October 19, 2007.

(4)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) with respect to grants of restricted stock awarded for 2007 service. On January 18, 2008, each director was granted 8,000 shares of restricted common stock for services rendered in 2007, each with a fair value of $15,520. In accordance with SFAS 123(R), fair value is calculated using the closing price of our common stock on the date of grant.

(5)	Reflects the dollar amount recognized for financial statement reporting purposes, in accordance with SFAS 123(R) with respect to stock option awards granted during 2007. In accordance with SFAS 123(R), fair value was estimated using the Black-Scholes option-pricing model.

(6)	Outstanding equity awards for each non-employee director is as follows (for a complete description of the beneficial ownership by our directors, see “—Security Ownership of Certain Beneficial Owners and Management”):

	Outstanding	Outstanding
	Stock Awards at	Option Awards at
	December 31,	December 31,
Name	2007 (1)	2007

Douglas C. Allred	36,000	15,000
Betsy J. Bernard	24,000	15,000
Spencer C. Fleischer	16,000	15,000
Jill S. Kanin-Lovers	—	15,000
Wolfgang H. Kemna	36,000	15,000
Albert L. Lord	32,000	15,000
Eddie R. Munson	—	15,000
J. Terry Strange	32,000	20,000

(1)	Does not include 8,000 shares of restricted common stock granted on January 18, 2008 to each non-employee director as part of that director’s equity compensation for services rendered in 2007.

We also reimburse directors for reasonable travel expenses related to attending a Board, Committee or other Company-related business meetings and provide liability insurance for our directors and officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of More Than Five Percent

The following table sets forth the only persons known by us, as of October 1, 2008, to be beneficial owners or more than five percent of our common stock.

	Common Stock
		Percentage of
Name and Address of 5% Holders of Common Stock	Number of Shares	Shares Outstanding

Glenview Capital Management, LLC (1)	30,334,193	13.38%
767 Fifth Avenue, 44th Floor
New York, NY 10153

Ariel Investments, LLC (2)	26,124,105	11.84
200 E. Randolph Drive, Suite 2900
Chicago, IL 60601

Thornburg Investment Management, Inc. (3)	18,003,408	8.16
119 E. Marcy Street
Santa Fe, NM 87501

Whitebox Advisors, LLC (4)	16,990,113	7.15
3033 Excelsior Boulevard, Suite 300
Minneapolis, MN 55416

North Run Capital, LP (5)	16,709,700	7.57
One International Place, Suite 2401
Boston, MA 02110

Franklin Resources, Inc. (6)	13,496,210	6.12
One Franklin Parkway
San Mateo, CA 94403-1906

Noonday Asset Management, LP (7)	11,825,600	5.36
227 West Trade Street, Suite 2140
Charlotte, NC 28202

Tracer Capital Management L.P. (8)	11,685,813	5.30
540 Madison Avenue, 33rd Floor
New York, NY 10022

(1)	Represents shares beneficially held by Glenview Capital Management, LLC (“Glenview”) and Lawrence M. Robbins, as reported on a Schedule 13G/A filed on June 3, 2008. Glenview serves as investment manager to various entities and Mr. Robbins is the Chief Executive Officer of Glenview. As such, each of Glenview and Mr. Robbins may be deemed to have shared voting power and shared dispositive power with respect to all 30,334,193 of such shares, of which 5,959,093 shares are issuable upon conversion of certain convertible debentures of the Company.

(2)	Represents shares beneficially held by Ariel Investments, LLC (“Ariel”), as reported on a Schedule 13G/A filed on June 10, 2008. Ariel has sole voting power with respect to 9,916,130 of such shares and sole dispositive power with respect to all 26,124,105 of such shares. These shares are beneficially owned by investment advisory clients of Ariel.

(3)	Represents shares beneficially held by Thornburg Investment Management, Inc. (“Thornburg”), as reported on a Schedule 13G/A filed on April 19, 2007. Thornburg has sole voting power with respect to 11,008,109 of such shares and sole dispositive power with respect to all 18,003,408 of such shares. These shares are beneficially owned by investment advisory clients of Thornburg.

(4)	Represents shares beneficially held by Whitebox Advisors, LLC (“Whitebox”) and its various related entities, as reported on a Schedule 13G filed on February 14, 2008. Whitebox serves as investment manager to various entities and as such may be deemed to have shared voting power and shared dispositive power with respect to all 16,990,113 of such shares, all of which are issuable upon the conversion of certain convertible debentures of the Company.

(5)	Represents shares beneficially held by North Run Capital, LP (“North Run”), North Run GP, LP (“North Run GP”), North Run Advisors, LLC (“North Run Advisors”), Todd B. Hammer and Thomas B. Ellis, as reported on a Schedule 13G/A filed on February 14, 2008. Mr. Hammer and Mr. Ellis are the principals and sole members and limited partners, as applicable, of North Run, North Run GP and North Run Advisors. North Run is the general partner of both North Run GP and North Run Advisors. Each of North Run, North Run GP, North Run Advisors, Mr. Hammer and Mr. Ellis has sole voting power and sole dispositive power with respect to all 16,709,700 of such shares.

(6)	Represents shares beneficially held by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Templeton Investments Corp. (“Franklin Templeton”), as reported on a Schedule 13G filed on February 6, 2008. The shares are beneficially owned by one or more open or closed end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI, including Franklin Templeton, Franklin Templeton Investment Management Limited (“FTIML”) and Franklin Templeton Portfolio Advisors, Inc. (“FTPA”). Mr. Charles Johnson and Mr. Rupert Johnson are the principal stockholders of FRI. As reported on the Schedule 13G, Franklin Templeton has sole voting power with respect to 12,483,398 of such shares and sole dispositive power with respect to 12,549,538 of such shares, FTIML has sole voting power with respect to 199,600 of such shares and sole dispositive power with respect to 946,130 of such shares and FTPA has sole voting power with respect to 542 of such shares and sole dispositive power with respect to 542 of such shares. The address for Franklin Templeton is 200 King Street W, Suite 1500, Toronto, ON, Canada M5H 3T4.

(7)	As reported on a Schedule 13G/A filed on January 4, 2008, represents shares beneficially held by the Noonday Funds (as defined therein), the Farallon Funds (as defined therein), and their various advisors, managing members, management company and general partner. Noonday Asset Management, L.P. has shared voting power and shared dispositive power with respect to all 11,825,600 of such shares.

(8)	Represents shares beneficially held by Tracer Capital Management L.P. (“Tracer”), Riley McCormack and Matt Hastings, as reported on a Schedule 13G filed on February 14, 2008. Tracer serves as an investment manager to various entities. Mr. McCormack and Mr. Hastings are the sole limited partners of Tracer. As such, each of Tracer, Mr. McCormack and Mr. Hastings may be deemed to have shared voting power and shared dispositive power with respect to all 11,685,813 of such shares.

Security Ownership of Directors and Executive Officers

The following table sets forth, as of October 1, 2008, information regarding the beneficial ownership of our common stock held by (i) each of our directors and named executive officers and (ii) all of our directors and executive officers as a group. To our knowledge, except as otherwise indicated, each of the persons or entities listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. “Beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that he or she has the right to acquire within 60 days of October 1, 2008. Any shares that a person has the right to acquire within 60 days of

October 1, 2008 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Common Stock
		Percentage of
Name and Address (1)	Number of Shares	Shares Outstanding

F. Edwin Harbach	166,560	*
Roderick C. McGeary (2)	684,460	*
Douglas C. Allred (3)	59,000	*
Betsy J. Bernard (4)	47,000	*
Judy A. Ethell (5)	1,061,699	*
Jill S. Kanin-Lovers (6)	23,000	*
Wolfgang Kemna (7)	59,000	*
Albert L. Lord (8)	66,600	*
Laurent C. Lutz	22,167	*
Eddie R. Munson (9)	23,000	*
Richard J. Roberts (10)	546,769	*
J. Terry Strange (11)	65,000	*
Harry L. You (12)	72,500	*
All current executive officers and directors as a group (11 persons)	1,215,787	*

*	Less than 1% of our common stock outstanding.

(1)	The address for all persons listed is c/o BearingPoint, Inc., 1676 International Drive, McLean, Virginia 22102 USA.

(2)	Includes 472,928 shares of common stock that may be acquired through the exercise of stock options within 60 days of October 1, 2008.

(3)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of October 1, 2008.

(4)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of October 1, 2008.

(5)	Includes 111,100 vested RSUs that have not yet settled and 600,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of October 1, 2008. Also includes 162, 055 shares of common stock held by Robert R. Glatz, Ms. Ethell’s spouse. As of May 13, 2008, Ms. Ethell no longer held the positions of Chief Financial Officer and Chief Accounting Officer; however, Ms. Ethell continued as an employee until July 31, 2008 to assist with the transition to our new chief financial officer.

(6)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of October 1, 2008.

(7)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of October 1, 2008.

(8)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of October 1, 2008.

(9)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of October 1, 2008.

(10)	Includes 4,301 shares of common stock held through a family trust 46,589 vested RSUs that have not yet settled and 381,708 shares of common stock that may be acquired through the exercise of stock options within 60 days of October 1, 2008. Effective as of January 8, 2007, Mr. Roberts no longer serves as our

Chief Operating Officer in connection with the appointment of F. Edwin Harbach as our President and Chief Operating Officer.

(11)	Includes 20,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of October 1, 2008.

(12)	In December 2007, Mr. You left the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the U.S. Federal securities laws, directors and executive officers, as well as persons who beneficially own more than ten percent of our outstanding common stock, must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on a review of copies of Forms 3, 4 or 5 filed by us on behalf of our directors and executive officers or otherwise provided to us and copies of Schedule 13Gs, we believe that all of our directors, executive officers and greater than ten percent stockholders complied with their applicable filing requirements for 2007, except that the Company filed a Form 3 to report both the initial holdings, which were timely filed, and initial grants, which were not timely filed, with respect to: (i) a grant to Mr. Harbach of restricted stock units made on January 8, 2007 in connection with his appointment as our President and Chief Operating Officer, (ii) a stock option grant to Ms. Kanin-Lovers made on May 10, 2007 in connection with her appointment as a director and (iii) a stock option grant to Mr. Munson made on October 17, 2007 in connection with his appointment as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Judy Ethell / Robert Glatz

On October 8, 2007, the Company and Robert R. Glatz, Executive Vice President, entered into a Separation and Release of Claims Agreement regarding the terms of his departure from the Company. Mr. Glatz is the spouse of Judy A. Ethell, our former Chief Financial Officer. Under the terms of the agreement, among other things: (a) Mr. Glatz’s employment with the Company terminated effective as of October 31, 2007; (b) the Company paid Mr. Glatz cash severance of $1 million; and (c) in connection with the grant of 300,000 RSUs made to Mr. Glatz on August 22, 2005, the vesting of 30,000 RSUs were accelerated on October 31, 2007, and 30,000 unvested RSUs were forfeited. As part of Mr. Glatz’s employment, Mr. Glatz was paid: (a) $520,988 in salary in 2007 and (b) $300,000 as bonus for his services in 2006, which was paid in 2007. In connection with his employment, Mr. Glatz was also provided with, and participated in, other benefits that are provided to other executives of the Company.

ADDITIONAL INFORMATION

Who can vote?

Only stockholders of record on the close of business on October 23, 2008, the record date, may vote at the Annual Meeting. On the record date, we had 220,688,470 shares of our common stock outstanding and entitled to vote at the Annual Meeting. For each share of common stock you hold on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in our register of stockholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. This applies to our employees who received, through our employee plans, shares that are held by Mellon Investor Services LLC, Morgan Stanley & Co., Inc. and Merrill Lynch Bank & Trust Co., FSB. In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee and picture identification. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should submit voting directions to your nominee that will instruct your nominee how to vote those shares on your behalf or if you wish to vote your shares at the meeting, you must obtain a proxy from that nominee and bring it with you to hand in with your ballot.

What shares can I vote?

You may vote all shares owned by you as of the close of business on the record date. These shares include:

•	Shares held directly in your name as the stockholder of record; and

•	Shares of which you are the beneficial owner but not the stockholder of record. These are shares that are held for you through a broker, trustee or other nominee such as a bank, and shares purchased through the BearingPoint, Inc. 401(k) Plan and the BearingPoint Employee Stock Purchase Plan.

How can I vote?

Before the Annual Meeting, you have three options for voting and submitting your proxy:

•	through the Internet, at the Internet address shown on your proxy card;

•	by telephone, by calling the number shown on your proxy card; or

•	by mail, by completing, signing and returning the enclosed proxy card.

If you hold your shares through an account with a bank or a broker, your ability to vote over the Internet or by telephone depends on the voting procedures of the bank or broker. Please follow the directions that your bank or broker provides.

You may vote your shares at the Annual Meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy.

How will proxies be voted?

Each properly executed proxy will be voted in accordance with the instructions on the proxy.

If you do not provide specific instructions on how your shares should be voted in your proxy, your shares will be voted:

•	FOR the election of the nominees for Class II director who are named in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008;

•	FOR the approval of an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio within the range from one-for-ten to one-for-fifty at any time prior to January 16, 2009 at the discretion of our Board of Directors; and

•	In accordance with the judgment of the individuals named as proxies on the proxy card on any other matter properly brought before the Annual Meeting. We currently know of no other matter to be presented at the Annual Meeting.

If you hold your shares through an account with a bank or a broker and do not vote, the bank or broker will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, banks and brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, such as the proposed reverse stock split.

Quorum and required vote

In order for us to conduct our Annual Meeting, a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum at the Annual Meeting. Broker non-votes occur on a matter when a bank or broker is not permitted under applicable rules and regulations to vote on that matter without instructions from the beneficial owner of the underlying shares and no instructions have been provided.

Nominees for director will be elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy at the Annual Meeting is required for the ratification of the appointment of Ernst & Young LLP. The affirmative vote by the holders of a majority of the shares of outstanding common stock of the Company is required for the approval of the reverse stock split. Abstentions and broker non-votes will not be counted as votes cast; and, therefore, will have no effect on the outcome of the matters to be voted on at the Annual Meeting.

How to revoke your proxy

Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to exercise of the proxy.

You can revoke your proxy at any time prior to the Annual Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the meeting;

•	voting again by telephone or over the Internet prior to 6:00 a.m., Eastern Time, on December 5, 2008; or

•	by attending the Annual Meeting in person, if you are the stockholder of record, and casting a ballot.

Soliciting proxies and expenses

The solicitation of proxies generally will be by mail and by our directors, officers and regular employees. In some instances, solicitation may be made by telephone, facsimile or other means. All costs incurred in connection with the solicitation of proxies will be borne by us. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and we may reimburse them for reasonable out-of-pocket and clerical expenses. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies from stockholders for a fee of approximately $15,000 plus a charge for contacting specific stockholders and reasonable out-of-pocket expenses and disbursements.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

We may set the date for our 2009 Annual Meeting at a date earlier in the year than the date of our 2008 Annual Meeting. If we advance the annual meeting by more than thirty days from the anniversary date of the 2008 Annual Meeting, the deadlines for stockholder proposals and director recommendations and nominations will change, in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and our Bylaws. If the deadlines for stockholder proposals and director recommendations and nominations change, we will disclose these new deadlines on a Form 10-Q, Form 8-K or by other permitted means.

We provide all stockholders with the opportunity, under certain circumstances and consistent with Exchange Act Rule 14a-8, to participate in the governance of the Company by submitting proposals they believe merit consideration at our next Annual Meeting of Stockholders. To enable management to adequately analyze and respond to proposals and to prepare appropriate proposals for presentation in the Company’s Proxy Statement for the 2009 Annual Meeting, any stockholder who intends to present a proposal at the Annual Meeting of Stockholders to be held in 2009 must deliver the proposal, addressed to the attention of the Company’s Secretary:

•	Not later than July 13, 2009 if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•	Not earlier than August 7, 2009 and not later than September 8, 2009, if the proposal is submitted pursuant to the Company’s Bylaws.

If the proposal is not submitted within the time limits set forth above, we are not required to include the proposal in our proxy materials.

Stockholders Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Corporate Governance Committee or Submitting Director Nominations to Stockholders

If you wish (1) for the Nominating and Corporate Governance Committee to consider an individual as a candidate for election to the Board, or (2) to nominate a person for election as a director at the next Annual Meeting of Stockholders, you must submit a proper and timely request as follows:

•	You must deliver the recommendation or notice of a nomination of a person for the position of director at the annual meeting (a “notice”) to the Secretary of the Company with delivery by hand, or by certified or registered mail, return receipt requested, no earlier than August 7, 2009 and no later than September 8, 2009.

•	Your recommendation or notice must contain the following:

•	As to the proposed nominee:

•	his or her name, age, business address and residence address;

•	his or her principal occupation or employment;

•	the class and number of shares of stock of the Company that he or she beneficially owns (as defined under Sections 13 and 14 of the Exchange Act);

•	any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such person as a director of the Company pursuant to Regulation 14A under the Exchange Act, had the nominee been nominated by the Board; and

•	the nominee’s written consent to being named in any proxy statement as a nominee and to serving as a director if elected.

•	In addition, you, as the stockholder making the recommendation or notice, must provide:

•	your name and address, as it appears on the Company’s records;

•	the class and number of shares of stock of the Company that you beneficially own (as defined under Sections 13 and 14 of the Exchange Act);

•	in the case of a notice, a representation that you are a holder of record of stock of the Company entitled to vote on the election of directors at such meeting and that you intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and

•	in the case of a notice, a description of all agreements, arrangements or understandings between you and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by you.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Under the SEC’s rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is now permitted under certain conditions. This procedure, called “householding,” is available to you if all of the following criteria are met:

(1) You have the same address as other securityholders registered on our books;

(2) You have the same last name as the other securityholders; and

(3) Your address is a residential address or post office box.

If you meet these criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Stockholders

Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.

What do I need to do to receive just one set of annual disclosure materials?

You do not have to do anything. Unless you notify us within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us of your preference otherwise.

What if I want to continue to receive multiple sets of materials?

If you would like to continue to receive a separate set of materials for yourself, call or write us. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

If you change your mind, you can call or write us to receive a separate set of materials for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the stockholder at his or her new address.

ANNUAL REPORT ON FORM 10-K AND COMMITTEE CHARTERS

We will provide without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of our Annual Report on Form 10-K, as filed with the SEC, and copies of our Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. Such written requests should be directed to “Investor Relations” at:

BearingPoint, Inc.
25 Independence Blvd., 4th Floor
Warren, NJ 07059

Telephone: 908.607.2100

INCORPORATION BY REFERENCE

To the extent that any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the Report of the Audit Committee of the Board of Directors and the Report of the Compensation Committee of the Board of Directors on Executive Officer Compensation shall not be deemed to be incorporated by reference into any such filing.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BEARINGPOINT, INC.

BearingPoint, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is BearingPoint, Inc.

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”).

THIRD: The terms and provisions of this Certificate of Amendment (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein, and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

FOURTH: Article Four of the Corporation’s Restated Certificate of Incorporation is hereby amended by amending and restating Section 4.5 in its entirety as follows:

“4.5 Reverse Split. Effective at 6:01 p.m., eastern time, on the date of filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each           shares of Common Stock held of record as of the Effective Time or held in the Corporation’s treasury as of the Effective Time (collectively, the “Old Common Stock”) shall be automatically reclassified and converted, without further action on the part of the holder thereof, into one share of Common Stock. No fractional share of Common Stock shall be issued to any holder of record of Old Common Stock upon such reclassification and conversion. From and after the Effective Time, such holder shall have no further interest as a stockholder in respect of any such fractional share and, in lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Computershare, the transfer agent, as agent for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of the prevailing market prices of the Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall be issued, upon surrender of such certificate, a new certificate or certificates representing the appropriate number of whole shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional

A-1

shares of Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

Nothing contained in this Section 4.5 is intended to amend or modify Sections 4.1 or 4.2.”

IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by its Secretary this  day of          , 2008.

BEARINGPOINT, INC.

By:
Laurent C. Lutz
Secretary

A-2

c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230
Vote by Telephone
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
Vote by Internet
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230-1150.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on December 5, 2008 in order to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.

è

Proxy card must be signed and dated below.
ê To vote by mail, please fold and detach card at perforation before mailing. ê

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 5, 2008.
The undersigned hereby appoints F. Edwin Harbach, Eddie R. Munson and Laurent C. Lutz, or each of them, each with full power of substitution, as the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of BearingPoint, Inc. to be held on December 5, 2008 and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

Dated:	, 2008

Signature

Signature

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual stockholder.

Y O U R   V O T E   I S   I M P O R T A N T
If you do not vote by Internet or telephone, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230, so your shares may be represented at the meeting. If you vote by Internet or telephone, please do not mail this proxy card.
Proxy card must be signed and dated on the reverse side.
ê To vote by mail, please fold and detach card at perforation before mailing. ê

BEARINGPOINT, INC.	PROXY
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR-NOMINEES LISTED BELOW, “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS BEARINGPOINT, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND “FOR” THE APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION THAT WOULD PERMIT BEARINGPOINT, INC.’S BOARD OF DIRECTORS TO EFFECT, AT THEIR DISCRETION, A REVERSE STOCK SPLIT OF BEARINGPOINT, INC.’S COMMON STOCK. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED BY ANY MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR-NOMINEES LISTED BELOW, “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS BEARINGPOINT, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND “FOR” THE APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION THAT WOULD PERMIT BEARINGPOINT, INC.’S BOARD OF DIRECTORS TO EFFECT, AT THEIR DISCRETION, A REVERSE STOCK SPLIT OF BEARINGPOINT, INC.’S COMMON STOCK.

1.	Election of Directors

Nominees for Class II: (1) Wolfgang H. Kemna (2) Albert L. Lord (3) J. Terry Strange

	❑ FOR ALL NOMINEES	❑ WITHHELD FROM ALL NOMINEES

❑ FOR ALL NOMINEES EXCEPT FOR:

2.	To ratify Ernst & Young LLP as BearingPoint, Inc.’s independent registered public accounting firm for BearingPoint, Inc.’s 2008 fiscal year.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve an amendment to the Amended and Restated Certificate of Incorporation that would permit BearingPoint, Inc.’s Board of Directors to effect, at their discretion, a reverse stock split of BearingPoint, Inc.’s Common Stock at a ratio within the range from one-for-ten and one-for-fifty at any time prior to January 16, 2009.

	☐ FOR	☐ AGAINST	☐ ABSTAIN
CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.